[LETTERHEAD OF UNIVERSAL HEALTH]


                                     January 7, 1998


Mr. Alan B. Miller
President
UHS of Delaware, Inc.
367 South Gulph Road
King of Prussia, PA  19406


Dear Alan:

     The Board of Trustees of Universal Health Realty Income Trust at their December 2, 1997, meeting authorized the renewal of the current Advisory Agreement between the Trust and UHS of Delaware, Inc. ("Agreement") upon the same terms and conditions.

     This letter constitutes the Trust's offer to renew the Agreement until December 31, 1998, upon the same terms and conditions. Please acknowledge UHS of Delaware, Inc.'s acceptance of this offer by signing in the space provided below and returning one copy of this letter to me.


                                             Sincerely yours,

                                              /s/ Kirk E. Gorman

                                             Kirk E. Gorman
                                             President and Secretary



cc:  Warren J. Nimetz, Esquire
     Charles Boyle

AGREED TO AND ACCEPTED:

UHS of Delaware, Inc.


By: /s/ Alan B. Miller
   -------------------------
   Alan B. Miller, President

                                                                   EXHIBIT 10.29

================================================================================


                            STOCK PURCHASE AGREEMENT

                                  by and among

                 the Stockholders of Hospital San Pablo, Inc.,

                                on the one hand,

                                      and

                        UNIVERSAL HEALTH SERVICES, INC.

                                      and

                           UHS OF PUERTO RICO, INC.,

                               on the other hand

                                ---------------

                         Dated as of December 15, 1997

                                ---------------


================================================================================

                               Table of Contents


                                                                           Page
                                                                           ----
1.   Purchase and Sale of the Shares.....................................     1
     (a)    Purchase and Sale of the Shares..............................     1
     (b)    Purchase Price...............................................     1
     (c)    Estimated Purchase Price.....................................     2

2.   Closing.............................................................     2
     (a)    Closing......................................................     2
     (b)    Appointment of Representatives...............................     3
     (c)    Escrow.......................................................     5
     (d)    Post-Closing Adjustment to Estimated Purchase Price..........     6

3.   Representations and Warranties of the Sellers.......................     8
     (a)    Authority....................................................     8
     (b)    Ownership of Capital Stock of the Company; the Shares........     8
     (c)    Organization and Standing....................................     9
     (d)    No Conflicts; Consents.......................................     9
     (e)    Capital Stock of the Company.................................     9
     (f)    Equity Interests.............................................    10
     (g)    Financial Statements; Undisclosed Liabilities................    10
     (h)    Absence of Changes or Events.................................    10
     (i)    Taxes........................................................    11
     (j)    Assets; Title; Absence of Liens and Encumbrances.............    12
     (k)    Contracts....................................................    14
     (l)    Litigation...................................................    15
     (m)    Insurance....................................................    15
     (n)    Employee and Labor Matters...................................    16
     (o)    Employee Plans...............................................    16
     (p)    Company Permits; Compliance with Legal Requirements..........    18
     (q)    Intellectual Property........................................    20
     (r)    Environmental Matters........................................    20
     (s)    Brokers, Finders, etc........................................    21
     (t)    Books and Records............................................    21
     (u)    Special Funds................................................    22
     (v)    Medical Staff Matters........................................    22
     (w)    Puerto Rico Residence........................................    22

4.   Representations and Warranties of the Parent and the Buyer..........    22
     (a)    Organization and Standing....................................    22
     (b)    Authority....................................................    22
     (c)    No Conflicts; Consents.......................................    23
     (d)    Financing....................................................    23
     (e)    Securities Act...............................................    23
     (f)    Brokers, Finders, etc........................................    24

5.   Covenants of the Sellers............................................    24
     (a)    Access.......................................................    24
     (b)    Ordinary Conduct.............................................    24
     (c)    Other Transactions...........................................    25
     (d)    Non-Competition..............................................    25

6.   Covenants of the Parent and the Buyer...............................    26
     (a)    Confidentiality..............................................    26
     (b)    Employees and Employee Benefit Plans.........................    26
     (c)    WARN Act.....................................................    26
     (d)    Indigent Care and Community Commitments......................    27
     (e)    Advisory Board...............................................    27
     (f)    Capital Commitments..........................................    27
     (g)    Names of Hospitals...........................................    27
     (h)    Fajardo......................................................    27
     (i)    Long-Term Debt...............................................    28
     (j)    Parent Guarantee of the Buyer's Obligations..................    28

7.   Mutual Covenants....................................................    28
     (a)    Consummation of the Transactions.............................    28
     (b)    Publicity....................................................    29
     (c)    Antitrust Notification.......................................    29
     (d)    Hospital Records.............................................    29
     (e)    Related Agreements...........................................    31
     (f)    Fajardo......................................................    31
     (g)    Additional Insurance.........................................    31
     (h)    Waiver of Article Eight......................................    31
     (i)    Permitted Escrow.............................................    31
     (j)    Further Assurances...........................................    32

8.   Conditions to Closing...............................................    32
     (a)    Each Party's Obligations.....................................    32
     (b)    The Sellers' Obligations.....................................    33
     (c)    The Buyer's Obligations......................................    34
     (d)    Frustration of Closing Conditions............................    35

9.   Indemnification.....................................................    35
     (a)    Tax Indemnification..........................................    35
     (b)    General Indemnification by the Sellers.......................    36
     (c)    General Indemnification by the Parent and the Buyer..........    36
     (d)    Losses Net of Insurance, etc.................................    37
     (e)    Limitations on Indemnification Rights........................    37
     (f)    Procedures Relating to Indemnification.......................    38
     (g)    Proportional Obligations of the Sellers......................    41

10.  Tax Matters.........................................................    41

11.  Termination.........................................................    43

12.  Survival of Representations and Warranties..........................    44

13.  Expenses............................................................    44

14.  Miscellaneous.......................................................    45
     (a)    No Third-Party Beneficiaries.................................    45
     (b)    Amendment or Waiver..........................................    45
     (c)    Headings.....................................................    45
     (d)    Counterparts.................................................    45
     (e)    Certain Additional Definitions...............................    45
     (f)    Assignment; Binding Effect...................................    45
     (g)    Notices......................................................    46
     (h)    Entire Agreement.............................................    47
     (i)    Severability.................................................    47
     (j)    Interpretation...............................................    47
     (k)    Consent to Jurisdiction......................................    47
     (l)    Governing Law................................................    48

Exhibit A     Form of Development Agreement

Schedule 1(a) Selling Stockholders
Schedule 1(b) Capital Expenditures
Schedule 2(c) Terms of Escrow Agreement
Schedule 3(a) Authority
Schedule 3(b) Ownership of Capital Stock of the Company; the Shares
Schedule 3(c) Subsidiaries
Schedule 3(d) Consents
Schedule 3(e) Shares Subject to Options or Rights
Schedule 3(f) Equity Interests
Schedule 3(g) Financial Statements; Undisclosed Liabilities
Schedule 3(h) Absence of Change or Events
Schedule 3(i) Taxes
Schedule 3(j) Assets; Title; Absence of Liens and Encumbrances
Schedule 3(k) Material Contracts
Schedule 3(l) Litigation
Schedule 3(m) Insurance
Schedule 3(n) Employee and Labor Matters
Schedule 3(o) Benefit Plans
Schedule 3(p) Company Permits; Compliance with Legal Requirements
Schedule 3(q) Intellectual Property
Schedule 3(r) Environmental Matters
Schedule 3(v) Medical Staff Matters
Schedule 3(w) Puerto Rico Residence
Schedule 5(b) Ordinary Conduct
Schedule 6(f) Capital Commitments
Schedule 7(e) Terms of Real Estate Purchase Agreement
Schedule 8(a) Excluded Assets

                              Table of Definitions

Accountants.......................................................   2(d)(ii)
Acquisition Amount................................................   1(b)
Additional Insurance..............................................   7(g)
Adjusted Working Capital..........................................   2(d)(iii)
Advisory Board....................................................   6(e)
Agreement.........................................................  14(e)
Affected Persons..................................................   6(a)(ii)
Audit.............................................................   3(i)
Audited 1997 Financial Statements.................................   8(c)(vi)
business day......................................................   1(c)
Business Records..................................................   7(d)(i)
Buyer........................................................ Preamble
Buyer's Accountants...............................................   2(d)(i)
CapEx Amount......................................................   1(b)
Closing Balance Sheet.............................................   1(b)
Citibank Loan.....................................................   6(i)
Closing...........................................................   2(a)
Closing Date......................................................   2(a)
Code..............................................................   3(i)
Common Stock................................................. Preamble
Company...................................................... Preamble
Company Permits...................................................   3(p)(i)
Confidentiality Agreement.........................................   6(a)
Destruction Notice................................................   7(d)(iii)
Document Retention Period.........................................   7(d)(iii)
DOJ...............................................................   7(c)
Employee Plans....................................................   3(o)
Environmental Assessments.........................................   3(r)(ii)
Environmental Laws................................................   3(r)(i)
Escrow Agreement..................................................   2(c)
Estimated Acquisition Amount......................................   1(c)
Estimated CapEx Amount............................................   1(c)
Estimated Loan-Term Debt Amount...................................   1(c)
Estimated Purchase Price..........................................   1(c)
Escrow Agent......................................................   2(c)
Escrow Amount.....................................................   2(c)
ERISA.............................................................   3(o)
Fajardo...........................................................   1(b)

Fajardo Acquisition...............................................   1(b)
Final Determination...............................................   2(d)(ii)
Financial Statements..............................................   3(g)
FTC...............................................................   7(c)
GAAP..............................................................   1(c)
Governmental Entity...............................................   3(d)
Guarantors........................................................   8(b)(ii)
Hazardous Substances..............................................   3(r)(i)
Hospitals.................................................... Preamble
Hospital San Francisco....................................... Preamble
Hospital San Pablo........................................... Preamble
Hospital Records..................................................   7(d)(i)
HSR Act...........................................................   3(d)
indemnified party.................................................   9(f)(ii)
Intellectual Property.............................................   3(q)
Interim Balance Sheet.............................................   1(c)
JCAHO.............................................................   3(p)(v)
June Balance Sheet................................................   1(c)
Liens.............................................................   3(b)(i)
Long-Term Debt Amount.............................................   1(b)
Loss..............................................................   9(b)
Maintenance Contracts.............................................   3(j)(viii)
Material Adverse Effect...........................................   3(d)
Material Agreements...............................................   3(k)
Non-Assumed Long-Term Debt........................................   6(i)
Parent....................................................... Preamble
Patient Records...................................................   7(d)(i)
Permitted Encumbrances............................................   3(j)(ii)
Permitted Liens...................................................   3(f)
Pre-Closing Tax Period............................................   3(i)
Purchase Price....................................................   1(b)
PWI...............................................................   3(s)
Real Estate Purchase Agreement....................................   8(a)(v)
Real Property.....................................................   3(j)
Representatives...................................................   2(b)
San Francisco................................................ Preamble
Secretary.........................................................   3(i)
Securities Act....................................................   4(e)
Sellers...................................................... Preamble
Sellers' Accountants..............................................   2(d)(i)
Seller's Pro Rata Portion.........................................   2(a)

Shares....................................................... Preamble
Special Taxes.....................................................   9(a)
Spouses...........................................................   2(b)(1)
Straddle Period...................................................   9(a)(A)
Subsidiary........................................................   3(c)
Tax or Taxes......................................................   3(i)
Tax Loss..........................................................   9(a)
Tax Claim.........................................................   9(f)(iv)
Tax Return........................................................   3(i)
Third Party Claim.................................................   9(f)(ii)
Title Policies....................................................   8(c)(v)
to the knowledge of...............................................  14(e)
WARN Act..........................................................   6(c)
Zomil.............................................................   8(a)(v)

                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of December 15, 1997, by and among the individual stockholders set forth on Schedule 1(a) attached hereto (each a "Seller," and collectively the "Sellers"), on the one hand, and Universal Health Services, Inc., a Delaware corporation (the "Parent"), and UHS of Puerto Rico, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Parent (the "Buyer"), on the other hand.

          A. The Sellers own all of the issued and outstanding shares (the "Shares") of the common stock, par value $1.00 per share ("Common Stock"), of Hospital San Pablo, Inc., a Puerto Rico corporation (the "Company"), which (i) operates that certain acute-care general hospital commonly known as Hospital San Pablo ("Hospital San Pablo") and (ii) owns all of the issued and outstanding shares of the common stock, par value $1.00 per share, of Hospital San Francisco, Inc., a Puerto Rico corporation ("San Francisco"), which operates that certain acute-care general hospital commonly known as Hospital San Francisco ("Hospital San Francisco" and together with Hospital San Pablo, the "Hospitals").

          B. The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers all of the Shares for the consideration and on the other terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.   Purchase and Sale of the Shares.  (a)  Purchase and Sale of the
               -------------------------------        ------------------------
Shares.  On the terms and subject to the conditions of this Agreement, the
------
Sellers shall sell, assign, transfer, convey and deliver or cause to be sold, assigned, transferred, conveyed and delivered to the Buyer, and the Buyer shall purchase from the Sellers, all of the Sellers' rights, title and interest in and to the Shares for the Purchase Price (as defined below), payable as set forth below.

          (b)  Purchase Price.  The aggregate purchase price (the "Purchase
               --------------
Price") for the Shares will be an amount (subject to adjustment as provided in
Section 2(d) below) equal to the difference between: (i) an amount equal to the total of (x) $165 million, plus (y) the CapEx Amount (as defined below), plus
                                                                         ----
(z) the Acquisition Amount (as defined below); less (ii) the Long-Term Debt
                                               ----
Amount (as defined below). The Long-Term Debt Amount shall not be paid to the Sellers at the Closing but shall be paid or assumed as provided in Section 6(i) below. As used herein (1) "CapEx Amount" shall mean the total amount expended by the Company and its Subsidiaries (as defined in Section 3(c) below) for the capital expenditures set forth on Schedule 1(b) hereto from June 30, 1997 through the Closing Date (as defined in Section 2(a) below), but in no event shall such amount exceed $9.7 million; (2) "Acquisition Amount" shall mean the amount paid by or on behalf of the Company and its Subsidiaries, if any, in connection with the proposed acquisition (whether or not such acquisition is consummated) by the Company or one of its Subsidiaries (the "Fajardo Acquisition") of the Fajardo Sub-Regional Hospital ("Fajardo"), including without limitation the purchase price therefor and any documented and reasonable third-party expenses (including any down payment, deposit or other amount which may be subject to forfeiture) paid by or incurred by or on behalf of the Company or its Subsidiaries on or before the Closing Date in connection with evaluating such acquisition, preparing and negotiating the offer and negotiating, documenting and executing the transaction; and (3) "Long-Term Debt Amount" shall mean an amount equal to the sum of the following line items reflected on the consolidated balance sheet of the Company and its Subsidiaries at the Closing Date prepared substantially in the form of the June Balance Sheet and the Interim Balance Sheet (each as defined in Section 1(c) below) (the "Closing Balance Sheet"): (A) the amount of the "Long-Term Debt" line item (adjusted, if necessary and without duplication, to include any prepayment fees and expenses payable under the terms thereof through the Closing Date), plus (B)
                                                                        ----
the amount of the "Current Portion of Long-Term Debt" line item, if any, plus
                                                                         ----
(C) the amount of the "Obligation under Capital Lease" line item, plus (D) the amount of the "Current Portion of Capital Lease" line item.

          (c)  Estimated Purchase Price.  The Purchase Price (and the components
               ------------------------
thereof) shall be estimated in good faith (based on the most recent interim financial statements available) by the Sellers as of the second business day (as defined below) prior to the Closing Date (the "Estimated Purchase Price"), which shall be subject to final adjustment as set forth in Section 2(d) below. Prior to such date, the Representatives (as defined in Section 2(b) below) shall cause the Company to prepare and deliver to the Parent and the Buyer the following:
(i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the most recent available date (the "Interim Balance Sheet") prepared in accordance with generally accepted accounting principles ("GAAP") on a basis consistent with the consolidated balance sheet for the Company and its Subsidiaries as of June 30, 1997 (the "June Balance Sheet"); and (ii) computations of the Estimated Purchase Price, including estimates of the CapEx Amount, the Acquisition Amount and the Long-Term Debt Amount (respectively, the "Estimated CapEx Amount," the "Estimated Acquisition Amount" and the "Estimated Long-Term Debt Amount"). As used herein "business day" shall mean a day of the year on which banks are not required or authorized to close in New York City or San Juan, Puerto Rico.

          2.   Closing.  (a)  Closing.  The closing (the "Closing") of the
               -------        -------
purchase and sale of the Shares shall be held at the offices of Brown & Wood llp, One World Trade Center, New York, New York 10048 at 10:00 a.m. on January 30, 1998 or on such other date as the Representatives, the Parent and the Buyer shall all agree upon, or, if the conditions to the Closing set forth in Section 8 shall not have been satisfied or waived by January 30, 1998, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the

Closing shall occur is hereinafter referred to as the "Closing Date." At the
Closing: (i) the Parent and the Buyer shall deliver or cause to be delivered to each Seller (x) by wire transfer of immediately available funds to such account or accounts as are specified by the Sellers, each Seller's pro rata portion (based upon the percentage of outstanding Shares held of record by such Seller as set forth on Schedule 1(a) hereto (such percentage, the "Seller's Pro Rata Portion")) of the Estimated Purchase Price and (y) such other items as are provided for in Section 8 hereof; and (ii) each Seller shall deliver or cause to be delivered to the Buyer (x) certificates representing all Shares owned of record by such Seller, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer and (y) such other items as are provided for in Section 8 hereof.

          (b)  Appointment of Representatives. (i) For the period from the date
               ------------------------------
hereof through and including the Closing Date (including the Closing), each of the Sellers and their respective spouses identified on the signature pages to this Agreement (the "Spouses") hereby appoint and authorize Juan L. Cruz Rosario and Milton Cruz (the "Representatives") and each of them as their agents to deal with the Company, the Parent and the Buyer regarding all matters arising under this Agreement (except to the extent that this Agreement expressly provides for any action to be taken or other matters to be dealt with by the Sellers themselves) and the Escrow Agreement (as such term is defined below), and with respect thereto, all of the Sellers and such Spouses hereby constitute and appoint each of the Representatives as their true and lawful attorneys and agents to sign the names of such Sellers and such Spouses on or with respect to any and all agreements, certifications and instruments (including but not limited to settlement agreements and consents) in connection with matters arising under or in connection with this Agreement or the Escrow Agreement, modifications or amendments of the terms of this Agreement or the Escrow Agreement, and any waiver of any provisions of, and resolution of any disputes or uncertainties arising under, this Agreement or the Escrow Agreement. Each of the Sellers and the Spouses agrees that the Representatives, and each of them, shall represent the Sellers and the Spouses for all purposes of this Agreement and the Escrow Agreement, including the receipt of notices and the exercise of any rights with respect to the Sellers' obligations hereunder and thereunder and the modification or amendment of the terms of this Agreement and the Escrow Agreement and the waiver of any provisions hereof and thereof, and resolution of disputes or uncertainties arising hereunder and thereunder (except to the extent that this Agreement expressly provides for any action to be taken or other matters to be dealt with by the Sellers themselves).

               (ii) For the period beginning one day after the Closing Date and ending upon the later of (x) the expiration of the last representation and warranty pursuant to Section 12 of this Agreement, or (y) the date upon the last of any remaining claims for indemnification by or against the Sellers under
Section 9 of this Agreement are settled and satisfied, the Sellers hereby appoint the Representatives, and each of them, as their agents with the power and authority to negotiate and settle with the Parent and the Buyer any adjustments to the Purchase Price provided for in Sections 1 and 2(d) hereof and any and all claims made by or against the Sellers under Section 9 hereof.

               (iii) In all cases under this Section 2(b), the Representatives shall discharge their duties in good faith and in a manner the Representatives reasonably believe to be in the best interests of the Sellers, but by virtue of acting as Representatives shall not be deemed a fiduciary of, or to have an obligation of trust in respect of, any of the Sellers. Said power of attorney shall not be affected by the subsequent incapacity of any Seller. In the event of the death or incapacity of one of the Representatives, the other Representative shall become the Representative. In the event of the death or incapacity of both of the Representatives, the Sellers shall promptly appoint a successor Representative by majority vote of the Sellers determined on the basis of the Sellers' Pro Rata Portion.

               (iv) Each of the Sellers and the Spouses hereby ratifies and confirms all that said attorneys or agents shall do or cause to be done by virtue of this Section 2(b) hereof. The Sellers and the Spouses also agree that the Sellers shall be bound by all decisions of the Representatives pursuant to the authority granted pursuant to this Section 2(b), and that such authority granted pursuant to this Section 2(b) may not be revoked during the term of this Agreement or the Escrow Agreement. Anything in this Agreement to the contrary notwithstanding, and in all cases under this Section 2(b), the Sellers and the Spouses (other than the Representatives and their respective Spouses) jointly and severally agree that (A) the Representatives, acting in their capacity as such, shall have no liability or obligation (in contract, tort or otherwise) to any Sellers or Spouses or the Company, the Parent or the Buyer for any action or failure to act on the part of the Representatives except to the extent that the same is found in a final judgment by a court of competent jurisdiction or in a final settlement signed by the Representatives to have resulted from their bad faith, gross negligence or willful misconduct and any action or failure to act by the Representatives taken in accordance with this Section 2(b) shall not be deemed to have so resulted in any such liability or obligation; (B) the Representatives shall be protected in acting upon any written notice, instruction, waiver, consent, receipt or other paper or document which the Representatives in good faith believe to be genuine; (C) the Representatives have undertaken to perform only such duties as are specifically set forth in this Agreement or the Escrow Agreement, and no implied duties, obligations, covenants or agreements shall be read into this Agreement or the Escrow Agreement against the Representatives; (D) no provision of this Agreement or the Escrow Agreement shall require the Representatives to expend or risk their own iability in the performance of any of their duties hereunder or thereunder or in the exercise of any of their rights or powers hereunder or thereunder, and the Sellers and the Spouses (other than the Representatives and their respective Spouses) agree, jointly and severally, to indemnify the Representatives against and hold the Representatives harmless for any liability whatsoever in connection therewith (including without limitation expenses incurred by the Representatives in order to enforce their rights under this Section 2(b)) as incurred; (E) the Representatives may in their absolute discretion seek instructions from the Sellers on any matter relating to this Agreement or the Escrow Agreement and may refuse to take an action requested to be taken pursuant to the terms of this Agreement or the Escrow Agreement pending receipt of instructions from the Sellers, and if such instructions are received from a majority of the Sellers (determined on the basis of the Sellers' Pro Rata Portion) other than the Representatives and the Representatives correctly implement such instructions, the Sellers (other than the Representatives and their respective Spouses) agree, jointly and severally, to indemnify the Representatives against and hold the Representatives harmless from any liability whatsoever (including, but not limited to, expenses incurred by the Representatives in order to enforce their rights under this Section 2(b)), as incurred, arising out of the Representatives implementing such instructions; and
(F) the Representatives shall not be required to attempt to enforce any provision of this Agreement or the Escrow Agreement on behalf of the Sellers if the Representatives, in their sole discretion and in good faith, decide that such provision or enforcement thereof is not material.

          (v) If any indemnification provided for in this Section 2(b) is unavailable or insufficient to hold harmless the Representatives, then each Seller (other than the Representatives) shall contribute to the amount paid or payable by the Representatives as a result of the losses, claims, damages or liabilities referred to above in such proportion as is appropriate to reflect the relative benefits received by the Sellers (other than the Representatives) as among themselves, as well as any other relevant equitable considerations.

          (vi) Each of the Sellers and their respective Spouses agree that the provisions of this Section 2(b) shall be binding upon, and inure to the benefit of, each of the Sellers, their respective Spouses and their respective permitted assigns and successors.

          (vii) Each of the Sellers agrees that the provisions of this Section 2(b) shall survive the Closing and shall not terminate.

          (c)   Escrow.  For the purpose of satisfying the indemnification
                ------
obligations of the Sellers contained in Section 9, $45,000,000 (the "Escrow Amount") of the Estimated Purchase Price shall be delivered by the Parent and the Buyer on the Closing Date, by wire transfer of immediately available funds to a bank located in Puerto Rico to be reasonably agreed upon by the Parent and the Representatives to serve as escrow agent (the "Escrow Agent") under an escrow agreement to be entered into on the Closing Date by the Sellers, the Buyer and the Escrow Agent on the terms set forth on Schedule 2(c) hereto (the "Escrow Agreement"). Each Seller's Pro Rata Portion of the Escrow Amount shall be deducted from the portion of the Estimated Purchase Price payable by the Parent and the Buyer to such Seller at the Closing pursuant to Section 2(a) above.

          (d)  Post-Closing Adjustment to Estimated Purchase Price.  (i)  As
               ---------------------------------------------------
promptly as practicable following the Closing Date, the Representatives shall prepare, and within 90 days following the Closing Date deliver to the Parent and the Buyer, the following (as certified by Pannell Kerr Forster Worldwide (the "Sellers' Accountants")): (A) the Closing Balance Sheet; (B) a computation of the CapEx Amount; (C) a computation of the Acquisition Amount; (D) a computation of the Long-Term Debt Amount; (E) a computation of the Adjusted Working Capital (as defined below) as of the Closing Date; and (F) a computation of the amounts, if any, payable under Section 2(d)(iii). The Closing Balance Sheet shall be (x) audited by, and accompanied by the opinion thereon of, the Sellers' Accountants and (y) prepared in accordance with GAAP on a basis consistent with the June Balance Sheet. The fees and expenses of preparing the Closing Balance Sheet shall be shared equally by the Parent and the Buyer, on the one hand, and the Sellers, on the other hand. The Parent and the Buyer shall make available to the Sellers and the Sellers' Accountants such employees and records of the Company and its Subsidiaries as may be necessary for the preparation of the Closing Balance Sheet. Arthur Andersen LLP, or such other firm of independent accountants of similar standing as the Buyer may select (the "Buyer's Accountants"), on behalf of the Buyer shall be entitled at the Buyer's expense, during normal working hours, to review the workpapers and other documents and information used in the audit by the Seller's Accountants of the Closing Balance Sheet and to conduct its own audit if it so chooses.

               (ii) If within 30 days following delivery of the Closing Balance Sheet the Parent and the Buyer have not given the Representatives written notice of their reasonable good faith objection to the Closing Balance Sheet based on the failure of the Closing Balance Sheet to be prepared in accordance with GAAP and consistent with the June Balance Sheet (such notice to include a statement in reasonable detail of the basis of the Buyer's specific objection), then the Closing Balance Sheet shall be final and binding upon each of the Sellers, the Parent and the Buyer and shall be used in computing the adjustment provided for in Section 2(d)(iii). If the Parent and the Buyer give such notice, and such objection is not resolved in good faith by the Representatives, on the one hand, and the Parent and the Buyer, on the other hand, within 30 days from the date of the receipt of such notice, then the issues in dispute shall be promptly submitted for resolution to the Puerto Rico office of Ernst & Young LLP, independent certified public accountants, or its successor firm, or such other "big six" independent certified public accounting firm not previously retained by the Representatives, the Parent or the Buyer or any of their respective affiliates as the Representatives, on the one hand, and the Parent and the Buyer, on the other hand, may reasonably agree upon in writing (the "Accountants"). The Accountants shall act as experts and not as arbitrators.
If issues in dispute are submitted to the Accountants for resolution, each party shall furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountants any material relating to the Accountants' determination and to discuss the determination with the Accountants. The determination by the Accountants shall be binding and cermination"). The fees and expenses of the Accountants in connection with the Final Determination shall be shared equally by the Parent and the Buyer, on the one hand, and the Sellers, on the other hand. The Representatives, the Parent and the Buyer shall use reasonable efforts to cause the Final Determination of the Accountants to be rendered within 30 days of its appointment.

          (iii) The Purchase Price shall be adjusted as follows: (x) if the amount of Adjusted Working Capital shall (A) be less than $10,128,781 (the amount of Adjusted Working Capital reflected on the June Balance Sheet), then the Sellers shall be obligated to pay to the Buyer an amount equal to such shortfall, or (B) exceed $10,128,781 then the Parent and the Buyer shall be obligated to pay to the Sellers in the aggregate an amount equal to such excess;
(y) if the CapEx Amount and/or the Acquisition Amount shall (A) be more than the Estimated CapEx Amount or the Estimated Acquisition Amount, respectively, then the Parent and the Buyer shall be obligated to pay to the Sellers in the aggregate an amount equal to such excess or (B) be less than the Estimated CapEx Amount and/or the Estimated Acquisition Amount, respectively, then the Sellers shall be obligated to pay to the Buyer an amount equal to such shortfall; and
(z) if the Long-Term Debt Amount shall (A) be less than the Estimated Long Term Debt Amount, the Parent and the Buyer shall be obligated to pay to the Sellers an amount equal to such shortfall, or (B) exceed the Estimated Long-Term Debt Amount, then the Sellers shall be obligated to pay the Parent and the Buyer in the aggregate an amount equal to such excess. If the net adjustment to the Purchase Price (the sum of clauses (x), (y) and (z) in the foregoing sentence) results in an obligation of the Sellers to make a payment to the Buyer, the Sellers shall be severally obligated, on the same basis as provided in Section 9(g) hereof, to promptly pay to the Buyer such amount, which payment shall be made from the Escrow Amount. Alternatively, if such net adjustment results in an obligation of the Parent and the Buyer to make a payment to the Sellers, then the Buyer shall, and the Parent shall cause the Buyer to, promptly pay to the Sellers an aggregate amount equal to such difference, which payment shall be made by wire transfer in immediately available funds to such bank account or accounts as the intended recipients shall specify and otherwise in the manner and allocation of the Seller's Pro Rata Portion as set forth in Section 2(a). All payments required to be made under this Section 2(d)(iii) shall be made together with interest at an annual rate of 7% beginning on the Closing Date and ending on the date of payment. Any such payment shall be made within two business days after the date that the Representatives, the Parent and the Buyer agree to such amount or that the Accountants announce the Final Determination to the Representatives, the Parent and the Buyer, as the case may be. For purposes hereof, "Adjusted Working Capital" shall mean an amount equal to (A) the sum of the following "Total Current Assets" line items as reflected on the Closing Balance Sheet (adjusted, without duplication, to include the amount of the "Restricted Cash and Investments" line item reflected on the June Balance Sheet that will become unrestricted as a result of the payment at Closing of the Non-Assumed Long-Term Debt (as defined in Section 6(i) below): "Cash," "Net Accounts Receivable," "Other Accounts Receivable," "Supplies" and "Prepaids;" less (B) the sum of the following "Total Current Liabilities" line items as
----
reflected on
the Closing Balance Sheet (specifically excluding the "Current Portion of Long-Term Debt" and the "Current Portion of Capital Lease" line items): "Notes Payable," "Accounts Payable," "Accrued Expenses" and "Dividends Payable."

          3.   Representations and Warranties of the Sellers.  Subject to the
               ---------------------------------------------
provisions of Section 14(h) of this Agreement (i) as to Sections 3(a), 3(b) and 3(w) below, each Seller, individually, hereby represents and warrants to the Parent and the Buyer specifically with respect to such Seller, and (ii) as to Sections 3(c) through 3(v) below, the Sellers, severally, hereby represent and warrant to the Parent and the Buyer, as follows:

          (a)  Authority.  Each Seller and Spouse represents and warrants that
               ---------
(i) except as set forth on Schedule 3(a) hereto, the execution and delivery of the Agreement by such Seller and such Spouse and the Escrow Agreement by such Seller, and the performance by such Seller or Spouse of his or her respective obligations to sell the Shares hereunder, and thereunder, have been duly authorized by all necessary action on the part of such Seller or Spouse, (ii) this Agreement has been duly executed and delivered by such Seller or Spouse and, assuming the due execution and delivery hereof by the Parent and the Buyer, constitutes a valid and binding obligation of such Seller or Spouse, enforceable against such Seller or Spouse in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)), and (iii) the Escrow Agreement, when executed and delivered by such Seller and, assuming the due execution and delivery thereof by the Buyer and the Escrow Agent, will constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).

          (b)  Ownership of Capital Stock of the Company; the Shares.  (i)  Each
               -----------------------------------------------------
Seller represents and warrants that (x) he or she is the record and beneficial owner of the Shares next to his or her name as set forth on Schedule 1(a) hereto and (y) that he or she has good and valid title to his or her respective Shares free of all claims, liens or encumbrances ("Liens"), except as set forth on
Schedule 3(b) hereto.

               (ii) Each Seller represents and warrants that, assuming the Parent and the Buyer have the requisite power and authority to own the Shares, upon delivery to the Buyer at the Closing of certificates representing such Seller's Shares, duly endorsed by such Seller for transfer to the Buyer, and upon such Seller's receipt of the Purchase Price, the Buyer will acquire title to such Seller's Shares, free and clear of all Liens, other than those arising from acts of the Buyer or its affiliates.

          (c)  Organization and Standing.  The Company and each of its
               -------------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. The Company and each of its Subsidiaries have all requisite corporate power and authority to carry on their respective businesses as presently conducted and to enable them to own, lease and operate their respective properties and assets they now own, lease and operate. Neither the Company nor any of its Subsidiaries is required to be qualified or licensed to do business in any jurisdiction other than Puerto Rico. The term "Subsidiary" means each person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company. As of the Closing, the only direct or indirect subsidiaries of the Company will be those set forth on Schedule 3(c) hereto.

          (d)  No Conflicts; Consents.  Except as set forth on Schedule 3(d)
               ----------------------
hereto, the consummation of the sale of the Shares contemplated hereby and the Sellers' indemnification obligation provided herein will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any provision of (i) the respective certificates of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, in each case except for any such conflict, violation, default or right which would not have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, commonwealth, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other regulatory or self-regulatory body or association (a "Governmental Entity") is required to be obtained or made by the Sellers or the Company or any of its Subsidiaries in connection with the consummation of the sale of the Shares contemplated hereby and the Sellers' indemnification obligation provided herein other than (w) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (t as set forth on Schedule 3(d), (y) as become applicable solely as a result of the specific regulatory status of the Parent or the Buyer and their affiliates and (z) for those the failure of which to make or obtain would not have a Material Adverse Effect.

          (e)  Capital Stock of the Company. The authorized capital stock of the
               ----------------------------
Company consists of 3,000,000 shares of Common Stock, par value $1.00 per share, of which 1,228,259 shares, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. Except as set forth on Schedule 3(e), none of the Shares has been issued in violation of, or are subject to, any purchase option, call, right of first refusal or preemptive, subscription or similar right. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which any Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company.

          (f) Equity Interests.  Except as set forth on Schedule 3(f), none of
              ----------------
the Company nor any of its Subsidiaries shall own, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership or other person. All of the issued and outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, have been validly issued, are fully paid and nonassessable and, as of the Closing, will be owned by the Company or its Subsidiaries free and clear of all Liens other than Liens that will be released in connection with the Closing (collectively, the "Permitted Liens").

          (g) Financial Statements; Undisclosed Liabilities.  (i)  Schedule 3(g)
              ---------------------------------------------
sets forth (A) the unaudited balance sheet of the Company (on a consolidated basis) as of the June Balance Sheet, and the unaudited statement of income of the Company (on a consolidated basis) for the twelve month period ended June 30, 1997, and (B) the audited balance sheets of the Company and San Francisco as of September 30, 1995 and 1996, and the audited statements of income of the Company and San Francisco for the years ended September 30, 1995 and 1996 (the financial statements described in clauses (A) and (B) are collectively referred to herein as the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods (except in each case as described in the notes thereto) and on that basis fairly present (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments and the absence of notes) the financial condition and results of operations of each of the Company and San Francisco as of the respective dates thereof and for the respective periods indicated.

               (ii) As of the date hereof, neither the Company nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (A) as set forth or disclosed, reflected or reserved against in the Financial Statements, (B) for items set forth in Schedules 3(g) and 3(l) or (C) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the June Balance Sheet that would not, individually or in the aggregate, result in a Material Adverse Effect.

          (h) Absence of Changes or Events.  (i)  Except as set forth on
              ----------------------------
Schedule 3(h), since the date of the June Balance Sheet there has not been any event or development in the business, assets, financial condition or results of operations of the Company and its Subsidiaries that would result in a Material Adverse Effect.

              (ii) Except as set forth in Schedule 3(h) and except for the sale of the Shares as contemplated hereby, since the date of the June Balance Sheet, the businesses of the Company and the Subsidiaries have been conducted in the ordinary course and in substantially the same manner as previously conducted, and neither the Company nor its Subsidiaries have (A) amended their certificate of incorporation or by-laws or similar documents, (B) declared or paid any dividend or made any other distribution to their stockholders whether or not upon or in respect of any shares of their capital stock, (C) redeemed or otherwise acquired any shares of their capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, (D) adopted, or amended any Employee Plan (as defined in Section 3(o)), except as required by law, (E) granted to any director, officer or employee any increase in compensation or benefits, except for increases for any such employee in the ordinary course of business consistent with past practice or as may be required under existing agreements, (F) incurred or assumed any liability, obligation or indebtedness for borrowed money or guaranteed any such liability, obligation or indebtedness,
(G) cancelled any indebtedness or waived any claims or rights of substantial value, (H) made any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; or (I) made any sale, assignment, transfer or disposition of any item of plant, property or equipment having a net book value in excess of $10,000 (other than supplies), except in the ordinary course of business.

          (i) Taxes.  (i)  For purposes of this Agreement, (A) "Tax" or "Taxes"
              -----
shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, municipal license, excise, real and personal property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by Puerto Rico, its instrumentalities and municipalities or any other taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments; (B) "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes; (C) "Secretary" shall mean the Secretary of the Treasury of Puerto Rico; (D) "Code" shall mean the Puerto Rico Internal Revenue Code of 1994, as amended and its predecessor, the Puerto Rico Income Tax Act of 1954, as amended, to the extent applicable; (E) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day; and (F) "Audit" shall mean any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authority or any judicial or administrative proceedings or appeal of such proceedings.

               (ii) The Company and the Subsidiaries are each corporations as defined in the Code.

               (iii) In the last five years the only jurisdiction where each of the Company and the Subsidiaries has filed any income Tax Returns is Puerto Rico.

               (iv) Hospital San Pablo has been issued a hospital facilities tax exemption granted pursuant to Act No. 168 of June 30, 1968, as amended, by resolution of the Secretary of Treasury of June 25, 1996 (the "Resolution"), granting certain tax concessions to Hospital San Pablo as more fully set forth in the Resolution. The Resolution has not been revoked or altered in any way and is in full force and effect.

               (v) Except as set forth on Schedule 3(i), (A) each of the Company and its Subsidiaries has (x) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects and (y) duly paid in full or made provision in accordance with GAAP for the payment of all Taxes for all periods ending through the date hereof, (B) there are no liens for Taxes upon the Shares or the assets of the Company and its Subsidiaries except for statutory liens for current Taxes not yet due, (C) each of the Company and its Subsidiaries has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, except where the failure to so comply would not have a Material Adverse Effect; and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws, (D) no Puerto Rico or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received notice of any pending audits or proceedings, (E) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or its Subsidiaries, (F) neither the Company nor its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, (G) no power of attorney has been executed by the Company or its Subsidiaries with respect to any matter relating to Taxes which is currently in force, and (H) Hospital San Pablo has complied in all material respects with all of the requirements of Act No. 168 of June 30, 1968, as amended, the regulations order to enjoy the tax concessions provided under the Resolution.

          (j)  Assets; Title; Absence of Liens and Encumbrances.
               ------------------------------------------------

               (i) Schedule 3(j) is a true, correct and complete list of the Hospitals and a true, correct and complete description of all real property owned, leased, operated or used by the Company or any of its Subsidiaries (collectively, the "Real Property").

               (ii) The Company and its Subsidiaries collectively own or validly lease all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Hospitals. Except for leased assets, each of the Company and its Subsidiaries has good and marketable title to all of the Real Property and all of their respective other assets, including those reflected in the consolidated balance sheet of the Company as of June 30, 1997, free and clear of all title defects, liens, pledges, security interests, claims, encumbrances and restrictions except, with respect to all such assets, the following encumbrances (collectively, "Permitted Encumbrances"): (A) mortgages and liens securing debt reflected as liabilities in the Financial Statements; (B) mechanics', carriers', workers', repairmen's, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in
Schedule 3(j); (C) liens for current Taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 3(j); and (D) such imperfections of title, easements, encumbrances and other liens, if any, as are set forth in the deeds or leases covering the Real Property or the surveys heretofore delivered to the Buyer or which are not substantial in character, amount or extent, and do not, singly or in the aggregate, materially detract from the value, or interfere with the present use, of the properties and assets subject thereto or affected thereby or otherwise materially impair the operations of the Company or any of its Subsidiaries as presently conducted.

               (iii) All leases pursuant to which the Company or any of its Subsidiaries leases the Real Property or personal property are valid, binding and enforceable in accordance with their respective terms; and neither the Company nor its Subsidiaries has received notice of their default under such leases, and, to the knowledge of the Company, there are faults on the part of any other party thereto, or any event which, with notice or lapse of time or both, would constitute such a default. Schedule 3(j) sets forth a true, correct and complete list of all such leases.

               (iv) Except as set forth in Schedule 3(j), neither the whole nor any portion of any parcel of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received by the Company or any of its Subsidiaries and, to the knowledge of the Sellers, no such condemnation, requisition or taking is threatened or contemplated. To the knowledge of the Sellers, there are no public improvements which may result in special assessments against or otherwise affecting the Real Property.

               (v) The Company has conducted its business in compliance with all applicable reservations, land use, zoning, health, fire, water and building codes affecting the Real Property, except for such non-compliance that would not individually or in the aggregate have a Material Adverse Effect. The Company has not received written notice from any Governmental Entity of any contemplated, threatened or anticipated change in the zoning classification of any of the Hospitals or any portion thereof.

               (vi) Except as provided on Schedule 3(j)(vi), and other than as provided on Schedule 3(j)(ix) hereto as to which no representation is made, (a) the Hospitals are in a good state of repair and operating condition comparable to other hospitals located in Puerto Rico (ordinary wear and tear excepted) suitable for the current purposes used and (b) there are not existing in the Hospitals any structural defects (excluding any cosmetic defects or matters attributable to ordinary wear and tear), nor any life-threatening conditions, (except those attendant in the operation of a hospital facility in the ordinary course). All gas, electric power, storm sewer, sanitary sewer, water and other utility services necessary for the current operation and use of each Hospital are available at the boundaries of each Hospital and when necessary direct connection has been made to all such utility facilities. To the Sellers' knowledge except as set forth on Schedule 3(j)(iv), there are no plans, studies or efforts by any Governmental Entity that would modify or realign any street or highway adjacent to any of the Hospitals.

               (vii) The Company has heretofore made available to the Parent an historical summary of plant, property and equipment of the Company and its Subsidiaries, as of September 30, 1997. Each Hospital contains all equipment, inventories and other personal property in sufficient condition and in quantities (of not less than that required by applicable Governmental Entities) to operate such Hospital at the capacity for which it is currently operated.

               (viii) The Company is party to the maintenance contracts listed on Schedule 3(j)(viii) hereto (the "Maintenance Contracts") relating to the maintenance and repair of the roofs as identified therein, each of which are valid, binding and enforceable in accordance with their respective terms. The Maintenance Contracts provide coverage for the direct cost of any repairs to the roofs on the buildings associated with each applicable Hospital as identified therein, provided that the Parent causes the Company to exercise its rights
         --------
under the Maintenance Contracts identified in Schedule 3(j)(viii) hereto to renew such contracts at the expiration of their initial terms. The Company has heretofore made available to the Parent true and correct copies of each of the Maintenance Contracts.

               (ix) Notwithstanding anything to the contrary in this Agreement, the Sellers are not making any representations or warranties regarding, and the parties agree that the Sellers shall not otherwise have any liability for, the condition or any other matter with respect to the items listed on Schedule 3(j)(ix) hereto.

          (k)  Contracts.  Except for this Agreement, and the transactions
               ---------
contemplated hereby, and the contracts listed on Schedule 3(k), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to:

               (i) any contract relating to the borrowing or lending of $200,000 or more by the Company or any Subsidiary;

               (ii) any employment agreement, consulting agreement, severance agreement or other similar types of agreements with any person requiring payments of base compensation in excess of $50,000 per year unless terminable without payment or penalty upon no more than 30 days notice;

               (iii) any contract not made in the ordinary course of business involving an estimated total future payment or payments in excess of $200,000 unless terminable without payment or penalty upon no more than 30 days notice; or

               (iv) any contract for the sale of any of the Company's or any Subsidiaries' assets (other than inventory sales in the ordinary course of business), or the grant of any preferential rights to purchase any of the Company's or any Subsidiaries' assets.

          Except as disclosed on Schedule 3(k), to the knowledge of the Sellers, as of the date hereof, no party is in breach or default under any contract described in clauses (i) through (iv) above ("Material Agreements"), except for such breaches and defaults as to which requisite waivers or consents have been or will be obtained prior to the Closing Date. Complete and correct copies of all Material Agreements together with all modifications and amendments thereto, have been made available to the Parent. For purposes of this Section 3(k), the term "contract" shall not include Employee Plans referred to in Section 3(o).

          (l)  Litigation.  Except (i) as set forth on Schedule 3(1) and (ii)
               ----------
governmental inspections and reviews customarily made of businesses such as those of the Company and its Subsidiaries, as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of the Sellers, threatened in writing, against the Hospitals, the Company or any Subsidiary in any Federal, state, commonwealth or local court or agency that (A) seeks more than $500,000 in damages (net of insurance proceeds, if any), (B) seeks any injunctive relief or (C) seeks to have any effect on the Medicare or CHAMPUS provider status of the Hospitals. Neither the Hospitals, the Company nor any of its Subsidiaries is in default under any judgment, order or decree of any Governmental Entity applicable to its business.

          (m)  Insurance.  Each of the Company and its Subsidiaries maintains
               ---------
policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and its Subsidiaries. The material insurance policies maintained with respect to the Company and its Subsidiaries and their assets and properties are listed on Schedule 3(m). All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

          (n)  Employee and Labor Matters.  Except as set forth on Schedule
               --------------------------
3(n), (i) no action, suit, formal complaint, arbitration or proceeding or, to the knowledge of the Company, formal charge, inquiry or investigation, by or before any Governmental Entity (including without limitation the U.S. Equal Employment Opportunity Commission and the Anti-Discrimination Unit of the Department of Labor of Puerto Rico), or brought before any Governmental Entity by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's or any of its Subsidiaries' employees is pending or, to the knowledge of the Sellers, threatened against the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries (including, without limitation, with respect to alleged sexual harassment), except for any such action, suit, formal complaint, arbitration or proceeding or, to the knowledge of the Company, formal charge inquiry or investigation, as would not individually or in the aggregate have a Material Adverse Effect; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving or affecting the Company, any of its Subsidiaries or any of the Hospitals, and no union representation question exists respecting any of their respective employees; (iii) no formal labor grievance is pending before any Governmental Entity or, to the knowledge of the Sellers, threatened against the Company or any of its Subsidiaries, except for any such formal labor grievances which would not have a Material Adverse Effect; (iv) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or material citation by, any Governmental Entity relating to employees or employment practices; and (v) the Company and its Subsidiaries are in compliance with all applicable laws, agreements, contracts, and applicable policies relating to employment, employee safety and health requirements, employment practices, wages, hours, and terms and conditions of employment (including, without limitation, with respect to workmens' compensation laws and disability insurance coverage laws), except for any such non-compliance which would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 3(n), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements.

          (o)  Employee Plans.  (i) Schedule 3(o) lists all employment
               --------------
agreements, all union, guild, labor or collective bargaining agreements, all employee benefit plans, and all other material arrangements or understandings, explicit or implied, written or oral whether for the benefit of one or more persons, relating to employment, compensation or benefits, to which the Company or any of its Subsidiaries is a party or is obligated to contribute, or by which the Company or any of its Subsidiaries is bound, including: (A) all employee benefit plans within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (B) all deferred compensation, bonus, stock option, stock purchase, stock incentive, stock appreciation rights, restricted stock, severance or incentive compensation plans, agreements or arrangements; (C) plans, agreements or arrangements providing for "fringe benefits" or perquisites to employees, officers, directors or agents; and (D) all employment, consulting, termination or indemnification agreements (collectively, the "Employee Plans"). The Sellers have made available for inspection by the Parent true, correct and complete copies of all Employee Plans, all related summary plan descriptions, the most recent financial reports and summary annual reports and, where applicable, summary descriptions of any Employee Plans not otherwise reduced to writing. Except as set forth on Schedule 3(o), there are no negotiations or written demands or proposals that are pending or have been made since the respective dates of the Employee Plans which concern matters now covered, or that would be covered, by any Employee Plan.

               (ii) The Company and each of its Subsidiaries and each of the Employee Plans have complied and are in compliance in all material respects with the applicable provisions of the Code, ERISA and all other applicable laws. The Company and each of its Subsidiaries have performed all of their obligations under all of the Employee Plans, including the full payment when originally due of all amounts required to be made as contributions thereto or otherwise.

               (iii) With respect to each Employee Plan that is an "employee benefit plan" within the meaning of section 3(3) of ERISA, no transaction has occurred which is prohibited by section 406 of ERISA or which could give rise to a material liability under sections 502(i) or 409 of ERISA. None of the Employee Plans nor any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any Governmental Entity within the last five years. There are no actions, suits, penalties or claims (other than routine undisputed claims for benefits) pending, or to the knowledge of the Company, threatened against or arising out of any of the Employee Plans or the respective assets thereof and, to the knowledge of the Company, no facts exist which could give rise to any such actions, suits, penalties or claims which might have a material adverse effect on any Employee Plan or a Material Adverse Effect.

               (iv) Neither the Company nor any of its Subsidiaries maintains or has at any time maintained, or has or could have any liability with respect to, an Employee Plan subject to Title IV of ERISA and the Employee Plans have not been the subject of a reportable event, as such term is defined in Section 4043(b) of ERISA, which would require a notice to be filed with a Governmental Entity. No Employee Plan is or ever has been a "multiemployer plan" within the meaning of section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has or could have any liability with respect to a "multiemployer plan" as defined under section 3(37) of ERISA. No Employee Plan now holds or has heretofore held any stock or other securities issued by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has established or contributed to, is required to contribute to or has or could have any liability with respect to any "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA.

               (v) All group health plans of the Company and its Subsidiaries have been operated in material compliance with the group health plan continuation coverage requirements of sections 601 through 608 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Neither the Company nor any of its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired employee or any former employee.

               (vi) No provision of any Employee Plan restricts the ability of the Buyer or the Company or its Subsidiaries to terminate the future accruals of obligations thereunder after the Closing Date; provided, however, that no such representation or warranty is made with respect to liabilities already accrued at the time of such termination.

               (vii) There has been no act or omission by the Company or any of its Subsidiaries that has given rise or may give rise to fines, penalties, Taxes or related charges under sections 4980D, 502(c) or 502(l) of ERISA.

               (viii) Solely for purposes of this Section 3(o), all references to the Company or any of its Subsidiaries includes any person which, together with the Company or any of its Subsidiaries, is considered an affiliated organization within the meaning of sections 3(5) or 4001(b)(1) of ERISA.

          (p)  Company Permits; Compliance with Legal Requirements.  (i)
               ---------------------------------------------------
Schedule 3(p) contains a complete and accurate list of all material licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations and approvals and all consents, variances and exemptions, of any Governmental Entity which are necessary for the operation of the Hospitals as currently operated, the conduct of the business of the Company and its Subsidiaries and utilization of the Real Property, including valid licenses from the Commonwealth of Puerto Rico to operate Hospital San Pablo, a 430-bed general acute care hospital, and Hospital San Francisco, a 160-bed general acute care hospital (collectively, the "Company Permits"), all of which are in full force and effect. Each of the Company and its Subsidiaries is in compliance with the applicable terms of each of the Company Permits, except where such failure would not have a Material Adverse Effect. No action is pending or, to the knowledge of the Sellers, threatened or recommended by any Governmental Entity to revoke, withdraw or suspend any Company Permit.

               (ii) The businesses of each of the Company and its Subsidiaries are being, and since June 30, 1997 have been, conducted in compliance with all applicable laws, except for such non-compliance that would not individually or in the aggregate have a Material Adverse Effect. To the knowledge of the Sellers, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

               (iii) With respect to each of the Hospitals, the Company and its Subsidiaries are qualified for participation in the Medicare and CHAMPUS programs, have current and valid provider agreements with the Medicare program and, except as set forth in Schedule 3(p), are in compliance in all material respects with all conditions and standards of participation in such programs, except for such non-compliance that would not have a Material Adverse Effect, and have received all health planning approvals necessary for capital reimbursement on their assets. Neither the Company nor its Subsidiaries participates in the Medicaid program. No action is pending or, to the knowledge of the Sellers, threatened or recommended by any Governmental Entity to terminate or decertify any participation of the Hospitals in the Medicare and CHAMPUS programs nor, to the knowledge of the Sellers, has there been any decision not to renew any provider agreement related to the Hospitals. With the exception of deficiencies which are currently the subject of a waiver and those which are the subject of a plan of correction as set forth on Schedule 3(p), there are no outstanding written notices of deficiencies or written notices of work orders of a material nature of any Governmental Entity having jurisdiction over the Hospitals requiring conformity to any applicable law pertaining to the Hospitals, including the Medicare and CHAMPUS programs. Complete copies of the most recent survey reports and any waivers of deficiencies, plans of correction and any other investigation report issued with respect to the Hospitals have been made available to the Buyer.

               (iv) Except as set forth on Schedule 3(p) and since October 1, 1994, all cost reports required to be filed by the Company or its Subsidiaries with respect to the Hospitals under Titles XVIII and XIX of the Social Security Act, or any other applicable law or requirements of private providers have been prepared and filed in accordance with all applicable laws, and copies of all such reports filed since October 1, 1994 have been made available to the Parent. The Company has paid or made provision to pay through proper recordation of any net liability all Notices of Program Reimbursement received from the Medicare program and tentative settlements for periods ended prior to September 30, 1995 for Hospital San Pablo and December 31, 1994 for Hospital San Francisco and any similar obligations with respect to the CHAMPUS program.

               (v) Hospital San Pablo is accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and it is not conditionally accredited. The date of Hospital San Pablo's surveys by the JCAHO within the past five years, and any statements of deficiencies and plans of correction related to such surveys, are set forth in Schedule 3(p). With the exception of deficiencies which are currently the subject of a waiver and those which are the subject of a plan of corrections as set forth in Schedule 3(p), there are no outstanding deficiencies of a material nature under the JCAHO conditions, standards and requirements for accreditation. Hospital San Pablo is in material compliance with all conditions, standards and requirements for accreditation by the JCAHO.

               (vi) Schedule 3(p) includes a true, correct and complete statement of: (A) the bed categories for which each Hospital is, and immediately prior to Closing will be, licensed and/or qualified for Medicare and CHAMPUS;
(B) the number of beds in each such category; (C) the number of beds in each such category which are, and immediately prior to Closing will be, available for use in such Hospital; and (D) the number of patients, as of stated date reasonably proximate to the date hereof, admitted in each Hospital who (I) qualify for Medicare, (II) qualify for CHAMPUS and (III) qualify for neither Medicare nor CHAMPUS. Except as set forth in Schedule 3(p), immediately prior to Closing, no beds will be in use at the Hospitals in any category for which such Hospital is not licensed. The Sellers have no knowledge that the number of licensed beds in any category may be reduced by any Governmental Entity.

               (vii) Schedule 3(p) includes a true, correct and complete statement of all ancillary patient services that are, and immediately prior to Closing will be, offered by each Hospital, the licensed capacity of each service (if applicable) and the number of available beds (if applicable). Neither the Company nor any of its Subsidiaries has received notice that any Hospital will not be properly licensed or certified to provide any such service prior to or upon the consummation of the sale of the Shares contemplated hereby.

          (q)  Intellectual Property.  Set forth on Schedule 3(q) are all
               ---------------------
material trademarks, copyrights and other intellectual property rights used or held for use primarily in the business of the Company and its Subsidiaries (the "Intellectual Property"), owned, or licensed for use, by the Company and its Subsidiaries as of the date hereof. Except as set forth on Schedule 3(q) hereto, there are no existing, or, to the knowledge of the Sellers, threatened, claims based on the use by, or challenging the ownership of, the Company or its Subsidiaries of any Intellectual Property that would have a Material Adverse Effect. The Sellers do not have any knowledge of any infringing use of any Intellectual Property by any other person.

          (r)  Environmental Matters.  (i)  For the purposes of this Agreement,
               ---------------------
(A) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the environment, except as authorized under any applicable Environmental Law; (B) "Environmental

Laws" shall mean the Puerto Rico and Federal applicable laws and regulations, as of the date of this Agreement relating to the use, handling, treatments, storage, transportation, disposal, emissions, discharges or releases of Hazardous Substances or otherwise relating to the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata); and (C) "Hazardous Substances" shall mean any substance, material or waste which is regulated by any Governmental Entity with jurisdiction over the Hospitals pursuant to any applicable Environmental Laws, and includes, without limitation: (I) any substance, material or waste defined, used or listed as a "hazardous waste", "extremely hazardous waste", "restricted hazardous waste", "hazardous substance", "toxic substance" or other similar terms as defined or used in any applicable Environmental Laws, and; (II) asbestos, polychlorinated biphenyl, or radioactive materials.

               (ii) The Company has heretofore conducted Phase I environmental assessments of the Real Property (the "Environmental Assessments") and has made available the same to the Parent. Except as disclosed in Schedule 3(r) or the Environmental Assessments: (a) none of the Real Property is in violation of any Environmental Laws, except for violations which would not have a Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries has Released any Hazardous Substances from the Real Property in a manner that has violated any Environmental Laws and, to the knowledge of the Sellers, there has been no such Release by any previous owner or operator of any of the Real Property; (c) to the knowledge of the Sellers and except as set forth on Schedule 3(r), the Real Property has not (i) ever had any underground storage tanks, as defined in 42 U.S.C. (S)6991(1)(A)(I), whether empty, filled or partially filled with any Hazardous Substance, or (ii) any friable asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite; (d) neither the Company, any of its Subsidiaries nor any of the Hospitals has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances from the Real Property; (e) no event has occurred with respect to any of the Real Property which, with the passage of time or the giving of notice, or both, would constitute a violation of or non-compliance with any applicable Environmental Law or the Company Permits; and (f) there is no lien, notice, litigation or, to the knowledge of the Sellers, threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from the Real Property, or alleging any obligation under Environmental Laws. The Sellers will promptly notify the Buyer should the Company, any of its Subsidiaries or any of the Hospitals receive any such request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof) or any other alleged environmental contamination or liability with respect to the Real Property (or any portion thereof). Except as disclosed on Schedule 3(r) or in the Environmental Assessments, the Company and its Subsidiaries hold all the Company Permits required under any Environmental Law in connection with the use of the Real Property or the operation of the Hospitals.

          (s)  Brokers, Finders, etc.  Except for PaineWebber Incorporated
               ----------------------
("PWI"), the Sellers and the Company are not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the sale of the Shares contemplated by this Agreement. The Sellers are solely responsible for any payment, fee or commission that may be due to PWI in connection with the transaction contemplated hereby, including any withholding required to be made on such payments.

          (t)  Books and Records.  The Company has provided the Parent with
               -----------------
access to all of the books and records of the Company, its Subsidiaries and the Hospitals. All of such books and records are true, correct and complete in all respects, and are and have been maintained in compliance with all applicable laws, except where the failure to be true, correct and complete or in such compliance with all applicable laws will not have a Material Adverse Effect. Without limiting the generality of the foregoing and except where the failure to do such actions would not cause a Material Adverse Effect: (i) the Company and its Subsidiaries have at least since September 30, 1996 maintained continuous ownership, care, custody and control of all patient medical records of the Hospitals in compliance with all applicable laws; (ii) all such patient medical records have been maintained for the retention period required by applicable laws; and (iii) the Company and its Subsidiaries have maintained the security and confidentiality of all patient medical records as required by applicable laws.

          (u)  Special Funds.  Neither the Company nor any of its Subsidiaries
               -------------
is subject to any material liability in respect of amounts received by any of them for the purchase or improvement of any Real Property or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C. (S)291 et seq., if any.
                                                      -- ---

          (v)  Medical Staff Matters.  The Company has heretofore made available
               ---------------------
to the Parent true, correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospitals. Except as set forth on
Schedule 3(v), there are no pending disputes with applicants to be staff members of the Hospitals or staff members of the Hospitals or, to the knowledge of the Sellers, threatened in writing which would reasonably be expected to have a Material Adverse Effect; and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

          (w)  Puerto Rico Residence.  Except as set forth on Schedule 3(w)
               ---------------------
hereto, each Seller represents and warrants that he or she is a bona fide resident of the Commonwealth of Puerto Rico within the meaning of U.S. Internal Revenue Code, Section 933, and that he or she is not subject to U.S. individual income tax with respect to the sale of the Shares.

          4.   Representations and Warranties of the Parent and the Buyer.  The
               ----------------------------------------------------------
Parent and the Buyer hereby jointly and severally represent and warrant to the Sellers as follows:

          (a)  Organization and Standing.  The Parent and the Buyer are
               -------------------------
corporations duly organized, validly existing and in good standing under the laws of Delaware.

          (b)  Authority.  The Parent and the Buyer have all requisite corporate
               ---------
power and authority to carry on their business as presently conducted and to enable them to own, lease and operate their properties and assets they now own, lease and operate. Each of the Parent and the Buyer are duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership or use of its properties or assets requires such qualification, except such jurisdictions where the failure to be so qualified or in good standing would not effect the ability of the Parent or the Buyer to consummate the transactions contemplated hereby. The execution and delivery of the Agreement and the Escrow Agreement, and the performance by the Parent and the Buyer of their respective obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of each of the Parent and the Buyer. This Agreement has been duly executed and delivered by each of the Parent and the Buyer and, assuming the due execution and delivery hereof by the Sellers, constitutes a valid and binding obligation of each of the Parent and the Buyer, enforceable against each of the Parent and the Buyer in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)). The Escrow Agreement, when executed and delivered by the Buyer and, assuming the due execution and delivery thereof each of by the Sellers and the Escrow Agent will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and sim to creditors' rights and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).

          (c)  No Conflicts; Consents.  The consummation of the transactions
               ----------------------
contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the respective certificate of incorporation or by-laws of the Parent or the Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Parent or the Buyer is a party or by which any of them or any of their respective properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Parent or the Buyer or any of their respective properties or assets, in each case except for any such conflict, violation, default or right which would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Parent or the Buyer or in connection with the consummation of the transactions contemplated hereby other than (x) compliance with and filings under the HSR Act and (y) for those the failure of which to make or obtain would affect the ability of the Parent or the Buyer to consummate the transactions contemplated hereby.

          (d)  Financing.  The Parent and the Buyer have sufficient funds or
               ---------
firm financing commitments in place with respect to all funds necessary to consummate the transactions contemplated by this Agreement. The Parent and the Buyer will have available as of the Closing Date funds sufficient to pay the Purchase Price and the Long-Term Debt Amount.

          (e)  Securities Act.  The Buyer is acquiring the Shares for its own
               --------------
account for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities law. Each of the Parent and the Buyer (i) is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer of the Shares and (ii) is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (f)  Brokers, Finders, etc.  Neither the Parent nor the Buyer are
               ---------------------
subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

          5.   Covenants of the Sellers.  Each Seller individually covenants and
               ------------------------
agrees with the Parent and the Buyer as to such Seller as follows:

          (a)  Access.  Prior to the Closing, each Seller shall cause the
               ------
Company and its Subsidiaries to give the Parent and the Buyer and their officers, employees, representatives, counsel and accountants full access, during normal business hours and upon reasonable notice, to the personnel, properties, financial statements, contracts, books, records, working papers and other relevant information pertaining thereto of the Hospitals, the Company and its Subsidiaries. Prior to the Closing, each Seller shall cause the officers and employees of the Company and its Subsidiaries to furnish to the Parent and the Buyer and their officers, employees, representatives, counsel and accountants such financial and operating data and other information with respect to the business, properties and assets of the Company and its Subsidiaries as the Parent and the Buyer shall from time to time reasonably request. The Sellers and the Company shall, and shall use reasonable efforts to cause the Sellers' Accountants to, cooperate with the Parent and the Buyer in the preparation and filing, after the Closing, of such financial information about the Company and its Subsidiaries as may be required to be included in the Parent's filings with the

Securities and Exchange Commission if requested by the Parent. Any expenses incurred in connection with such audit shall be promptly paid or reimbursed by the Parent or the Buyer.

          (b)  Ordinary Conduct.  Except (i) as may be permitted herein, (ii) as
               ----------------
set forth on Schedule 5(b), (iii) with the prior consent of the Buyer (which consent shall not be unreasonably withheld) and (iv) in the ordinary course of business consistent with past practices, from and after the date hereof each of the Company and its Subsidiaries will: (A) carry on its business in substantially the same manner as has heretofore been conducted and not make any change in the personnel, operations, finance, accounting practices or policies or assets of the Hospitals except for any such change which would not have a Material Adverse Effect; (B) continue to maintain the Hospitals in substantially the same working order and condition as heretofore in existence (ordinary wear and tear excepted); (C) use their best efforts to maintain relationships with physicians, consistent with the medical staff bylaws of the Hospitals and, to the extent commercially reasonable, maintain relationships with suppliers and others having business relations with the Hospitals consistent with the terms of such relationships; (D) perform all of its obligations under Material Agreements and not enter into or terminate or amend in any respect that would have a Material Adverse Effect any Material Agreement; (E) neither cancel, nor allow to lapse nor make any material change in the coverage of any insurance policy applicable to the Company, any of its Subsidiaries or the Hospitals; (F) pay all Taxes as they become due, unless such Taxes are being disputed and a reserve is established in respect of such disputed Taxes; (G) neither make offers of employment to any persons for periods subsequent to the Closing (except for offers made in the ordinary course for employment on an at will basis), nor enter into any agreement with respect thereto nor incur or agree to incur any liability with respect thereto; (H) neither adopt nor amend in any material respect any Employee Plans; (I) not increase the compensation, in any form, payable or to become payable to any employee, consultant or agent, except for employees' compensation increases in the ordinary course of business in accordance with existing personnel policies; (J) not incur any indebtedness or guarantee any indebtedness of third parties, nor issue any debt securities in excess of $100,000 in the aggregate; (K) not create or assume any mortgage, pledge or other Lien or encumbrance upon any of its assets, other than Permitted Encumbrances and Permitted Liens; (L) neither acquire nor agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any person;
(M) except for expenditures included within the CapEx Amount and as otherwise contemplated herein, neither make nor authorize any purchase order or capital expenditure in excess of $20,000; (N) neither sell, lease, assign nor otherwise transfer or dispose of any assets (other than supplies and other inventory); (O) not amend their certificate of incorporation or by-laws or similar documents;
(P) not declare or pay any dividend or make any other distribution to their stockholders whether or not upon or in respect of any shares of their capital stock; (Q) not redeem or otherwise acquire any shares of their capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock; (R) not enter into any operating lease providing for payments aggregating in excess of $20,000; and (S) not cancel or waive any right not otherwise covered by the foregoing clauses (A) through (R) that would, individually or in the aggregate, have a Material Adverse Effect.

          (c)  Other Transactions.  From the date of execution and delivery of
               ------------------
this Agreement to the Closing, no Seller shall, nor shall such Seller cause or permit the Company or any of its Subsidiaries or any of their respective directors, officers, stockholders or representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than the Parent, the Buyer and their respective representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries. In the event that any of the Sellers, the Company or its Subsidiaries receives a proposal relating to any such transaction, such Seller shall promptly notify the Parent and the Buyer of such proposal.

          (d)  Non-Competition.  Each of the Sellers agrees that he or she will
               ---------------
not for a period of five (5) years from the Closing Date directly or indirectly build, invest in, assist in the development of, or have any management role in, any firm, corporation, business or other organization or enterprise primarily engaged, directly or indirectly, in provision of hospital services within the Commonwealth of Puerto Rico without first receiving the written consent of the Parent. If any court determines that the restrictive covenant set forth in this
Section 5(d), or any part of such covenant, is unenforceable because of the duration of such provision or the geographic area covered thereby, such court shall have the power to reduce the duration or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding the foregoing, (i) this Section 5(d) shall apply only to such Sellers who individually own in excess of 1% of the Shares, (ii) this
Section 5(d) shall not prevent the practice of medicine by any Seller and (iii) each of the Sellers may own up to 1% of any class of stock of any such corporation or entity listed on a national securities exchange or quoted on The Nasdaq Stock Market.

          6.   Covenants of the Parent and the Buyer.
               -------------------------------------

          (a)  Confidentiality.  The Buyer acknowledges that the information
               ---------------
being provided to them in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated July 30, 1997, between the Parent and the Company (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

          (b)  Employees and Employee Benefit Plans.  (i)  The Buyer shall cause
               ------------------------------------
the Company and its Subsidiaries to offer the employment, on an at will basis and at substantially the same rates of compensation as in effect immediately prior to the Closing, to all employees of the Company and its Subsidiaries employed at the Closing Date (including, without limitation, the medical staff of the Hospitals, on the same basis and with the same privileges, subject to applicable medical staff by-law requirements as in effect immediately prior to the Closing Date. The Buyer shall substantially the same benefits as in effect immediately prior to the Closing for at least two (2) years after the Stock Purchase Closing. Notwithstanding anything to the contrary, no contracts of employment shall be deemed to have been created pursuant to this Section 6(b)(i).

               (ii) The Buyer shall cause service by employees of the Company or its Subsidiaries to be recognized under each benefit plan or arrangement established, maintained or contributed to by the Buyer, the Company or its Subsidiaries after the Closing for the benefit of any such employees for purposes of (A) eligibility to participate and (B) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any such benefit plan or arrangement, including, but not limited to, a defined benefit plan.

          (c)  WARN Act.  The Buyer acknowledges and agrees that any employment
               --------
loss within the meaning of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), 29 U.S.C. (S)(S) 2101 et seq., suffered by any employee of the
                                        -------
Hospitals, the Company or its Subsidiaries immediately upon or within 90 days of the Closing, shall have been caused by the Parent's or the Buyer's decision not to continue the employment of such employee, and not by the sale of the Company and its Subsidiaries. The Parent and the Buyer each further acknowledge and agree that they shall be responsible for giving any notices required by the WARN Act, that they are liable to any employee who does not receive notice under, and who suffers an employment loss (as defined in the WARN Act) and that they are responsible to and shall indemnify and hold harmless the Sellers for any and all claims asserted under the WARN Act because of a "plant closing" or "mass layoff," as defined therein, occurring on or after the Closing Date (unless such claims are due solely and directly to acts of the Sellers prior to the Closing
Date). For purposes of this Agreement, the Closing Date is and shall be the same as the "effective date" of the sale within the meaning of the WARN Act.

          (d)  Indigent Care and Community Commitments.  After the Closing, the
               ---------------------------------------
Buyer shall (i) cause the Company and its Subsidiaries to provide indigent care as required by applicable law and in accordance with the policies of the Hospitals existing at June 30, 1997 and (ii) commit such resources as reasonably necessary to expand the medical staff and clinical services of the Company and its Subsidiaries to meet the needs of the Hospitals and their respective local community.

          (e)  Advisory Board.  Promptly following the Closing, the Buyer shall
               --------------
establish an advisory board (the "Advisory Board") consisting of representatives from (i) the Board of Directors of the Company as it exists on the date hereof,
(ii) the medical staff of the Hospitals, (iii) members of the community and (iv) the Buyer. From and after the Closing, the Advisory Board shall meet on a regular basis with the Buyer and shall act on behalf of the

Hospitals for the purpose of granting medical staff privileges to physicians and other members of the medical staff and, subject to the rights and obligations of the Buyer as the owner of the Hospitals, shall assist in developing the Hospitals' policies and shall make recommendations to the Buyer.

          (f)  Capital Commitments.  From and after the Closing, the Buyer shall
               -------------------
continue and complete the capital projects set forth on Schedule 6(f) hereto.

          (g)  Names of Hospitals.  For a period of five (5) years following the
               ------------------
Closing Date, the Buyer shall continue using the names "Hospital San Francisco" and "Hospital San Pablo" as the respective names of the Hospitals.

          (h)  Fajardo.  If the Fajardo Acquisition is not consummated on or
               -------
prior to the Closing Date, the Buyer agrees to cause the Company and its Subsidiaries to consummate the Fajardo Acquisition in accordance with the terms of the Asset Purchase Agreement among San Pablo Del Este, Inc., the Company, the Department of Health of Puerto Rico, the Puerto Rico Health Facilities and Services Administration, the Government Development Bank for Puerto Rico and the Puerto Rico Department of Transportation and Public Works, with respect thereto, executed by the parties thereto on or prior to the Closing Date. The Parent and the Buyer agree that any exercise, prior to or after the Closing, of any right by the Commonwealth of Puerto Rico in connection with the Fajardo Acquisition, including without limitation any right of first refusal with respect thereto, shall in no way affect the obligations of the Parent and the Buyer to proceed with the transactions contemplated hereby or the Parent's guarantee of the Buyer's obligations hereunder, or give any rights to the Parent or the Buyer to make any claim against the Sellers with respect thereto. The Parent and the Buyer further agree that if, prior to the Closing Date, the Company or its Subsidiaries determine not to consummate the Fajardo Acquisition for any reason, the Buyer will proceed with the purchase of the Shares contemplated hereby.

          (i)  Long-Term Debt.  At the Closing, the Buyer shall discharge in
               --------------
full an aggregate amount (the "Non-Assumed Long-Term Debt") equal to the difference between (x) the Long-Term Debt Amount, and (y) the total amount of the obligations to remain in place at the Company that are reflected in the "Obligation under Capital Lease" line item and the "Current Portion of Capital Lease" line item of the Closing Balance Sheet. In connection with any amounts included within the Non-Assumed Long-Term Debt attributable to the credit agreement, dated as of March 27, 1997, by and among Citibank, N.A., for itself and as agent for the lenders thereunder, and the Company and San Francisco (the "Citibank Loan"), the Buyer shall obtain in consideration thereof (i) a release, satisfactory to the Buyer, from the bank to the Company and its Subsidiaries of all further liabilities and liens thereunder and (ii) a release, satisfactory to the Guarantors, from the bank to the Guarantors (as defined in Section 8(b)(ii) below) of their personal guarantees thereof.

          (j)  Parent Guarantee of the Buyer's Obligations.  The Parent
               -------------------------------------------
irrevocably and unconditionally guarantees, as primary obligor, the due and punctual performance by the Buyer and its permitted assigns of the agreements and obligations under this Agreement and the Escrow Agreement and all agreements and instruments to be executed by the Buyer and its permitted assigns as contemplated hereunder and thereunder. This Guarantee shall survive the Closing.

          7.   Mutual Covenants.  (a)  Consummation of the Transactions.
               ----------------        --------------------------------
Subject to the terms and conditions of this Agreement, each party hereto shall use its best efforts to cause the Closing to occur. The Sellers shall cause the Company and its Subsidiaries and their respective directors, officers, stockholders and representatives to cooperate with the Parent and the Buyer, and the Parent and the Buyer shall cooperate with the Sellers, the Company and its Subsidiaries in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as may be required in connection with the consummation of the transactions contemplated by this Agreement and the performance by the Company and its Subsidiaries of their businesses after such consummation, and in seeking necessary consultation with and prompt favorable action by any such Governmental Entity or third party.

          (b)  Publicity.  The Sellers, the Parent and the Buyer agree that,
               ---------
from the date of the execution and delivery of this Agreement through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto or the Company or its Subsidiaries without the prior consent of (i) the Parent in the case of a release or an announcement by a Seller, the Company or any of its Subsidiaries or (ii) the Representatives in the case of a release or an announcement by the Parent or the Buyer (in each case which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. After the date hereof, the parties hereto shall not make any comments or statements with respect to the transactions contemplated hereby to any third party (including without limitation members of the news media, securities analysts and employees of the Company, any of its Subsidiaries, the Parent or the Buyer) without the prior consent of the Parent or the Representatives, as the case may be.

          (c)  Antitrust Notification.  The Sellers shall cause the Company to,
               ----------------------
and the Parent and the Buyer shall, as promptly as practicable, but in no event later than ten (10) business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Sellers shall cause the Company to furnish to the Parent and the Buyer, and the Parent and the Buyer jointly and severally shall furnish to the Company, such necessary information and reasonable assistance as may be requested in connection with the preparation of any filing or submission which is necessary under the HSR Act. The Sellers shall cause the Company to keep the Parent and the Buyer informed, and the Parent and the Buyer jointly and severally shall keep the Company informed, of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.

          (d)  Hospital Records.  (i)  The term "Hospital Records" shall mean
               ----------------
(A) all or any portion of the medical, clinical and other records directly or indirectly associated with the admission, care and treatment of patients at the Hospitals (excluding, however, all billing, other financial and marketing information related thereto) for periods ending on or prior to the Closing Date (the "Patient Records") and (B) all or any portion of the financial and other records and files of the Company and its Subsidiaries for periods ending on or prior to the Closing Date (the "Business Records") including, without limiting the generality of the foregoing, any records, documents or other material. Notwithstanding the foregoing, the parties shall cooperate in providing copies and access to the Hospital Records as set forth below in clause (iii).

               (ii) On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all Hospital Records, if any, in the possession of the Sellers relating to the business and operations of the Company and its Subsidiaries, subject to the following exceptions:

               (A) The Representatives may retain all Hospital Records prepared in connection with the sale of the Shares, including bids received from other parties, if any, and analyses relating to the Company and its Subsidiaries; and

               (B) The Representatives may retain any Tax Returns and supporting work papers, and the Parent and the Buyer shall be provided with copies of such Tax Returns only to the extent that they relate to the Company's or its Subsidiaries' separate returns or separate Tax liability prior to the Closing Date.

               (iii) The Parent and the Buyer shall retain the Hospital Records at the Hospital (or at such other locations as the Parent and the Buyer and the Representatives shall determine by their mutual agreement from time to time) at the Buyer's cost, pursuant to the provisions of Regulation No. 52 (Regulation for the Operation of Health Facilities in Puerto Rico) enforced by the Puerto Rico Department of Health, until the expiration of the time periods set forth in Regulation No. 52 (and, if at the expiration thereof any tax or payor audit or judicial proceeding is in process or the applicable statute of limitations has been extended or has not then expired or terminated, for such longer period if such audit or proceeding is in process or such statutory period is extended and for such longer period until such expiration or termination) (the

"Document Retention Period"). After the Closing, the Buyer shall grant, and the Representatives shall have, full access to the Hospital Records (including any Patient Records) as needed for any lawful purpose (including the Representative's inspection and copying of the same), and the Representatives shall have the same rights of access to inspect and copy that the Representatives had prior to the Closing, subject to the Buyer's standard policies and procedures concerning confidentiality and compliance with applicable laws; provided, however, that any Hospital Records delivered to or
                 --------  -------
made available to the Representatives, the Sellers and their representatives will be treated as strictly confidential by the Representatives, the Sellers and their representatives, will not be directly or indirectly divulged, disclosed or communicated to any other person other than the Representatives, the Sellers and their representatives who are reasonably required to have access to such information (unless the Representatives are compelled to disclose the same by judicial or administrative process), and will be returned to the Buyer when the Repruyer shall instruct the appropriate employees of the Company, its Subsidiaries and the Hospitals to cooperate in providing access to such records to the Representatives and their authorized representatives as contemplated herein. Access to such records shall be, wherever reasonably possible, during normal business hours, with reasonable prior written notice to the Parent and the Buyer of the time when such access shall be needed. The Representatives' employees, representatives and agents shall conduct themselves in such a manner so that the Parent's and the Buyer's normal business activities shall not be unduly or unnecessarily disrupted. After the expiration of the aforementioned Document Retention Period, the Buyer or the Parent may, pursuant to the provisions of Regulation No. 52, destroy Hospital Records in their possession; provided, however, that, for a period of two (2) years after the Document
--------  -------
Retention Period, the Buyer and the Parent shall not (and shall not allow the Company or its Subsidiaries to), without 90 days prior written notification to the Representatives (the "Destruction Notice"), destroy any Hospital Records. Within 80 days after its receipt of the Destruction Notice, the Representatives shall have the right, at the Sellers' expense, to require the Buyer to deliver any such records to the Representatives and the Buyer shall thereupon deliver the same to the Representatives. Within 10 business days following the Closing, the Buyer shall apprise the executive officers and such other appropriate employees of the Company, its Subsidiaries and the Hospitals, as the case may be, of, and shall instruct such officers and employees to adopt and follow a records retention/destruction policy with respect to the Hospital Records which complies with, the foregoing record maintenance and destruction program for the Hospital Records.

          (e) Related Agreements.  The Parent and the Company shall use their
              ------------------
best efforts to reach agreement on or before the Closing Date with respect to, and shall negotiate in good faith, (i) the Real Estate Purchase Agreement (as defined in Section 8(a)(v) below) on the terms set forth on Schedule 7(e) hereto, and (ii) the Escrow Agreement on the terms set forth on Schedule 2(c) hereto.

          (f) Fajardo.  Prior to the Closing, the Company shall include the
              -------
Parent and the Buyer in any negotiations with the government of the Commonwealth of Puerto Rico regarding the Fajardo Acquisition and the parties will negotiate the final terms of such Fajardo Acquisition substantially in accordance with the terms of the letter of understanding, dated November 4, 1997, between the Puerto Rico Department of Health, the Government Development Bank and San Pablo del Este, Inc. and the letter dated October 27, 1997, between the Puerto Rico Department of Health and the Government Development Bank to San Pablo del Este, Inc., regarding the Fajardo Acquisition.

          (g) Additional Insurance.  The parties hereto will use their
              --------------------
respective best efforts to obtain a "tail insurance" policy for any suits, actions or proceedings that may arise against the Hospitals, the Company or any Subsidiary (the "Additional Insurance"), the cost of which shall be shared equally by the Parent and the Buyer, on the one hand, and the Sellers, on the other hand, provided that in no event shall the Sellers be obligated in the aggregate to pay more than $250,000 of such cost.

          (h) Waiver of Article Eight.  The Company shall waive its right under
              -----------------------
Article Eight of the Company's Certificate of Incorporation on or before the Closing Date.

          (i) Permitted Escrow.  In the event that the Shares identified on
              ----------------
Schedule 3(a) are not available for transfer on or prior to the Closing as disclosed on such Schedule (and only for purposes of effectuating the transfer thereof) the Buyer and such Sellers shall effectuate the purchase and sale of such Shares through an interest bearing escrow arrangement (with interest accruing for the benefit of the Sellers providing for the escrow of such Sellers' respective Pro Rata Portions of the Purchase Price and the Shares, the release thereof being subject only to the receipt of any necessary approvals identified Schedule 3(a) or the consummation of the merger as hereinafter provided. At the Buyer's option and in accordance with applicable law, after the Closing the Buyer may effect a "short-form" merger in order to acquire such Shares, provided that the consideration to be paid in respect of such Shares shall be an amount equal to the sum of (x) each of such Sellers' Pro Rata Portions of the Purchase Price, plus (y) such Seller's proportionate interest in interest earned during the aforementioned escrow agreement. Except as provided in this Section 7(i), the agreements of such Sellers and the Buyer provided in this Agreement shall otherwise remain unaffected.

          (j) Further Assurances.  From time to time, as and when reasonably
              ------------------
requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further acts or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          8.   Conditions to Closing.  (a)  Each Party's Obligations.  The
               ---------------------        ------------------------
respective obligations of each party hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver as of the Closing of the following conditions:

               (i) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity and no other legal restraint or prohibition preventing the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement shall be in effect.

               (ii) The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

               (iii) The Sellers, the Company, the Parent and the Buyer shall have filed all material applications, reports or other documents, given all material notices, met all material requirements, and received all material consents and approvals in connection with the consummation of the transactions sale of the Shares contemplated hereby.

               (iv) The Buyer, the Escrow Agent and the Sellers shall have executed and delivered the Escrow Agreement.

               (v) The Buyer and Zomil Realty, Inc., a Puerto Rico corporation ("Zomil"), shall have executed and delivered a real estate purchase agreement relating to the purchase of the assets identified in Schedule 8(a) hereto on the terms set forth on Schedule 7(e) hereto (the "Real Estate Purchase Agreement"); and all conditions precedent required to be fulfilled or waived prior to the consummation of the transactions contemplated in the Real Estate Purchase Agreement (including, if applicable, the execution of any long-term leases provided for therein as contemplated by Schedule 7(e) hereto) shall have been fulfilled or waived, as the case may be, and the transactions contemplated thereby shall be consummated concurrently with the Closing.

               (vi) The Buyer and Zomil shall have executed and delivered a purchase and development agreement substantially in the form of Exhibit A hereto (the "Development Agreement").

               (vii) All Non-Assumed Long-Term Debt of the Company shall be paid in full at the Closing as contemplated by Sections 2(a)(ii) and 6(i) of this Agreement and all liens securing such indebtedness shall be removed.

               (viii) The parties shall have obtained the Additional Insurance.

               (ix) Immediately prior to the Closing, the employment arrangement for Juan L. Cruz Rosario shall have been terminated.

          (b)  The Sellers' Obligations.  The obligations of the Sellers to sell
               ------------------------
and deliver the Shares to the Buyer is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following additional conditions:

               (i) The representations and warranties of the Parent and the Buyer made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Parent and the Buyer shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by the Parent and the Buyer by the time of the Closing. The Parent and the Buyer shall have delivered to the Sellers a certificate dated the Closing Date and signed by an officer of the Parent and the Buyer confirming the foregoing.

               (ii) The personal guaranties of each of Mr. and Mrs. Juan L. Cruz Rosario, Mr. Milton Cruz and Ms. Zoraida Cruz Torres (the "Guarantors"), whereby the Guarantors agreed to guaranty the obligations up to the amount of $2,500,000 under the Citibank Loan, shall be terminated, and written evidence reasonably satisfactory to the Guarantors of such termination or assumption shall be supplied to the Representatives.

          (c)  The Buyer's Obligations.  The obligations of the Buyer to
               -----------------------
purchase the Shares from the Sellers is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following additional conditions:

               (i) The representations and warranties of the Sellers made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). The Sellers shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by the Sellers by the time of the Closing. Each Seller shall have delivered to the Parent and the Buyer a certificate dated the Closing Date and signed by such Seller confirming the foregoing.

               (ii) Except as caused solely by any change in the relevant market conditions and prospects and for those matters set forth on Schedule 3(h) hereto, for which the Parent and the Buyer shall assume all risk, there shall have been no material adverse change since June 30, 1997 in the financial condition, business or affairs of the Company and its Subsidiaries taken as a whole; and the Company and its Subsidiaries taken as whole shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business the insurance proceeds related to which are not, in the reasonable opinion of the Parent and the Buyer, adequate to repair such damage and compensate for any lost business related thereto. The Buyer shall have received a certificate of the Sellers dated the Closing Date that the statements set forth in this Section 8(c)(ii) are true and correct.

               (iii) No Seller shall have defaulted in its obligation to sell or deliver such Seller's Shares to the Buyer.

               (iv) The Company shall have waived its rights under Article Eight of the Company's Certificate of Incorporation prior to the Closing.

               (v) On or prior to the Closing, the Sellers (at their sole cost and expense) shall provide to the Buyer (A) a standard ALTA fee owner's title insurance policies (the "Title Policies") insuring title to each parcel of the Real Property in the Buyer as prospective fee owner, subject only to the Permitted Encumbrances, in the aggregate amount of $100 million and (B) surveys of the Real Property made by a registered land surveyor bearing a certificate addressed to the Buyer and the title company, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no encumbrances except as shown, complying with the minimum detail requirements for ALTA/ACSM and land title surveys as adopted by the American Land Title Association and the American Congress on Surveying and Mapping 1992 and providing sufficient detail to provide the basis for the title company to issue the Title Policies without the general exception for survey matters. The Sellers shall be entitled to any credit received for existing policies and surveys.

               (vi) The Company shall have delivered to the Buyer a copy of the audited balance sheet of the Company (on a consolidated basis) as of, and the audited statement of income of the Company (on a consolidated basis) for the twelve month period ended, September 30, 1997 (the "Audited 1997 Financial Statements"); and there shall not be any material adverse change in the financial condition of the Company reflected in the Audited 1997 Financial Statements from the draft of such statements made available to the Parent on or prior to the date of this Agreement.

          (d)  Frustration of Closing Conditions.  Neither any Seller nor the
               ---------------------------------
Parent or the Buyer may rely on the failure of any condition set forth in
Section 8(a), Section 8(b) or

Section 8(c), respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur as required by Section 7(a).

          9.   Indemnification.  (a)  Tax Indemnification.  The Sellers shall
               ---------------        -------------------
severally indemnify the Parent and the Buyer and their affiliates (including the Company and its Subsidiaries) and each of their respective directors, officers, employees, stockholders, agents and other representatives against and hold them harmless from (i) any liability for Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (except to the extent such taxable period began before and continues after the Closing Date, in which case such indemnity will cover only that portion of any such Taxes that are for the Pre-Closing Tax Period), (ii) any liability for Taxes of the Sellers and (iii) any liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses for any item attributable to any item in clause (i) or (ii) above (collectively, a "Tax Loss"). The Seller's indemnification obligations under this Section 9(a) shall be limited to the excess of amounts reserved (if any) for payment of Taxes set forth in the Closing Balance Sheet. The Parent and the Buyer shall, and after the Closing shall cause the Company and its Subsidiaries to, jointly and severally indemnify each Seller and its affiliates and each of their respective employees, agents and representatives against and hold them harmless from any liability for Taxes and other Tax Losses of the Company or its Subsidiaries for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case such indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period). In the case of any taxable period that includes (but does not begin or end on) the Closing Date (a "Straddle Period"):

               (A) Notwithstanding the assessment date, real property, personal property and municipal license taxes (collectively, the "Special Taxes") of the Company and its Subsidiaries for any Pre-Closing Tax Period (other than Taxes imposed in connection with the sale of the Shares or otherwise in connection with this Agreement, or the transactions contemplated hereby) shall be equal to the amount of such Special Taxes for the fiscal year (or semester, if applicable) to which they relate multiplied by a fraction the numerator of which is the number of days that have elapsed during the particular fiscal year (or semester, if applicable) that are in the Pre-Closing Tax Period and the denominator which is 365 (or 182 in the case of a semester); and

               (B) the Taxes of the Company or its Subsidiaries (other than the Special Taxes) for the Pre-Closing Tax Period (other than Taxes imposed in connection with the sale of the Shares or otherwise in connection with this Agreement or the transactions contemplated hereby) shall be computed as if such taxable period ended as of the close of business on the Closing Date. The indemnification obligations of the Sellers in respect of Taxes for a Straddle Period shall equal the excess of (x) such Taxes for the Pre-Closing Tax Period over (y) the sum of (I) the amount of such Taxes for the Pre-Closing Tax Period paid by the Sellers or any of their affiliates (other than the Company) at any time and (II) the amount of such Taxes paid by the

Company or its Subsidiaries on or prior to the Closing Date and, as provided in
Section 9(a) above, shall be limited to the excess of amounts reserved (if any) for payment of Taxes set forth in the Closing Balance Sheet. The Sellers shall initially pay such excess to the Buyer five days prior to the date on which the Tax Return (including any Tax Return with respect to estimated Taxes) with respect to the liability for such Taxes is required to be filed (and if no such Tax Return is required to be filed, five days prior to the date satisfaction of the Tax liability is required by the relevant taxing authority). The payments to be made pursuant to this paragraph by the Sellers with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Department of the Treasury Model Form SC 2845 or any successor form) with respect to Taxes for the Straddle Period. The indemnification obligations of the Sellers provided under this Section 9(a) shall terminate when the applicable statute of limitations has expired.

          (b) General Indemnification by the Sellers.  The Sellers, severally,
              --------------------------------------
shall indemnify the Parent and the Buyer and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, a "Loss") suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 9(a)) arising from, relating to or otherwise in respect of (i) any failure of any representation or warranty of any of the Sellers contained in this Agreement which survives the Closing or in any certificate delivered pursuant hereto to be true and correct (provided, that with respect to the representations made in Sections 3(d), 3(i), 3(j), 3(n), 3(o), 3(p), 3(q), 3(r), 3(t) and 3(v) of this Agreement, such determination shall be made without regard to any reference as to "Material Adverse Effect" contained therein) and
(ii) any breach of any covenant of any of the Sellers contained in this Agreement.

          (c) General Indemnification by the Parent and the Buyer.  The Parent
              ---------------------------------------------------
and the Buyer shall, and shall cause the Company and its Subsidiaries to, jointly and severally, indemnify each Seller, its affiliates and each of their respective employees, agents and representatives against and hold them harmless from any Loss, suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in
Section 9(a)) arising from, relating to or otherwise in respect of (i) any failure of any representation or warranty of the Parent or the Buyer contained in this Agreement which survives the Closing or in any certificate delivered pursuant hereto to be true and correct and (ii) any breach of any covenant of the Parent or the Buyer contained in this Agreement, including, but not limited to, Section 6(c).

          (d) Losses Net of Insurance, etc.  The amount of any Loss or Tax for
              -----------------------------
which indemnification is provided under this Section 9 shall be net of (x) any amounts actually recovered or recoverable by the indemnified party under insurance policies or other reimbursement received or to be received from third parties and (y) any amounts reserved for on the Company's or its Subsidiaries' financial statements with respect to such Loss or Tax and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Department of the Treasury Model Form SC 2845 or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for Puerto Rico Tax purposes.

          (e) Limitations on Indemnification Rights.  (i) No claim for
              -------------------------------------
indemnification under Sections 9(a) or 9(b) may be made, and the Sellers shall not have any liability:

          (x) unless the aggregate of all Losses relating thereto for which the Sellers would, but for this clause (x), be liable exceeds on a cumulative basis an amount equal to $250,000 and, in such event, the Sellers shall be liable for all of such amount;

          (y) for any and all Losses which, when aggregated with all previous Losses for which payment has been made under this Section 9, exceed $45 million, nor will any individual Seller have any liability for any and all such Losses in excess of each Seller's Pro Rata Portion of the Escrow Amount (except, in each case, as otherwise specifically provided in Section 9(e)(ii) below); and

          (z) whatsoever for the matters contemplated by Section 3(j)(ix).

              (ii) In the event that the Parent, the Buyer and/or any other person claiming a right to indemnification under this Section 9 through the Parent or the Buyer (together, a "Claimant") shall be entitled to, or claim to be entitled to, recover any amount pursuant to the indemnification provisions set forth in this Section 9, the Parent, the Buyer or such other party, as the case may be, shall look only to the Escrow Amount and shall not seek to recover any amount directly from any of the Sellers, except for Losses in Excess of the Escrow Amount arising from claims made for breach of the representation set forth in (x) Section 3(b) of this Agreement, in which case a Claimant may seek to recover from the Seller responsible for the breach any such additional losses, and (y) Section 3(e) of this Agreement, in which case a Claimant may seek from the Sellers, severally but not jointly, any such additional Losses.

               (iii) The Parent and the Buyer acknowledge and agree that, from and after the Closing, the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than (x) claims of fraud in connection with the transactions provided for under this Agreement and (y) claims arising specifically pursuant to the procedures set forth in
Section 2(d) hereof in connection with determining any adjustment to the Purchase Price required thereunder) shall be pursuant to the indemnification provisions set forth in this Section 9. As used in this Section 9(e)(iii), the term "fraud" shall not include or extend to Losses relating from claims of noncompliance with the antifraud and abuse provisions of Medicare, Medicaid and other similar applicable laws, which matters the parties agree are addressed generally by Section 3(p) hereof.

          (f)  Procedures Relating to Indemnification.  (i)  All claims under
               --------------------------------------
Section 9(b) or 9(c) other than Third Party Claims (as defined in Section 9(f)(ii)) shall be governed by Section 9f(iii). All Tax Claims (as defined in
Section 9(f)(iv)) shall be governed by Section 9f(v).

               (ii) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 9(a)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the
--------  -------
indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within 5 business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by
                    --------
the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

          If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim and which would not otherwise adversely affect the indemnified party.

          Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Section 9(b) and 9(c) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

               (iii) In the event any indemnified party should have a claim against any indemnifying party under Section 9(b) or 9(c) that does not involve a Third Party

Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9(b) or 9(c), except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 90 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9(b) or 9(c), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9(b) or 9(c) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

               (iv) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to the Buyer, one of its affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives pursuant to Section 9(a), then the Parent or the Buyer shall give notice to the Representatives in writing of such claim (a "Tax Claim") and of any counterclaim the Buyer proposes to assert.

          With respect to any Tax Claim relating to a taxable period ending on or prior to the Closing Date, the Representatives (on behalf of themselves and each of the other Sellers) shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner.

          The Representatives (on behalf of themselves and each of the other Sellers) and the Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or its Subsidiaries for a Straddle Period. Neither the Representatives nor the Buyer shall settle any such Tax Claim relating to a Straddle Period without the prior written consent of the other.

          The Buyer shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date. None of the Sellers shall have any right to participate in the conduct of any such proceeding.

          The Buyer shall, and shall cause the Company, its Subsidiaries and each of their affiliates, on the one hand, to, and each Seller and its affiliates, on the other hand, shall, reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          (g) Proportional Obligations of the Sellers.  Notwithstanding anything
              ---------------------------------------
to the contrary in this Agreement (i) the indemnification and purchase price adjustment obligations of the Sellers pursuant to this Agreement (other than (x) indemnification obligations for breaches of a Seller's individual representations and covenants set forth in Sections 3(a), 3(b), 3(w) and 5 which shall be the sole obligation of the particular Seller, and (y) indemnification obligations pursuant to Section 2(b) hereof) shall be borne severally by each of the Sellers based upon their respective Pro Rata Portion and (ii) no Seller shall be liable for any such obligations (other than pursuant to Section 2(b) hereof) for any amount under this Agreement in excess of the amount of the Seller's Pro Rata Portion of the Purchase Price hereunder.

          10. Tax Matters.  (a)  The Parent and the Buyer shall be responsible
              -----------
for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed by the Company and its Subsidiaries with respect to periods that begin on or after the Closing Date and (ii) the Straddle Tax Returns, if any, and (iii) any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any such Tax Returns; provided, however,
                                                             --------  -------
that (x) in the case of any Straddle Tax Return, the preparation and filing of such Return shall be subject to review and approval of the Representatives, and
(y) in the event that any Audit for which the Parent and the Buyer are responsible pursuant to this Section 10(a) could reasonably be expected to result in a material increase in Tax liability for which the Sellers would be liable, the Parent and the Buyer shall consult in good faith with the Representatives with respect of the specific issues that could give rise to such
increased Tax liability.   For any taxable period of the Company and its
Subsidiaries that ends on or before the Closing Date, the Sellers shall timely prepare and file with the appropriate taxing authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that no such Tax Return shall be filed without the
         --------  -------
prior written consent of the Buyer. The Buyer and the Sellers agree to cause the Company and its Subsidiaries to file all Tax Returns for the taxable period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

          (b) The Representatives shall, and shall cause the Sellers to, and the Parent shall and the Buyer shall and shall cause the Company and its Subsidiaries to, reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes, provided, however, in no event shall
                                            --------  -------
the Buyer be required to provide any Tax Return to the Sellers. The Buyer and the Sellers recognize that the Sellers and their affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and its Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Parent and the Buyer jointly and severally agree, and agree after the Closing to cause the Company and its Subsidiaries, to allow the Sellers and their agents and other representatives, at times and dates mutually acceptable to the parties, reasonable access to such records from time to time, during normal business hours and at the Sellers' expense.

          (c) The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date shall be for the account of the Sellers. Notwithstanding the foregoing, (i) any such refunds, credits or offsets of Taxes shall be for the account of the Buyer to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the Closing Date (or the portion of a Straddle Period that begins on the day after the Closing Date) of items of loss, deduction or credit, or other tax items, of the Company and its Subsidiaries (or any of their affiliates, including the Buyer) and (ii) to the extent the Buyer or the Company and its Subsidiaries pays after the Closing Date any amount with respect to Taxes for any such taxable period, refunds of such Taxes (determined on a first-in, first-out basis) shall be for the account of the Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company and its Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of the Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company and its Subsidiaries for any Straddle Period shall be equitably apportioned between the Sellers on the one hand, and the Buyer, on the other hand. Each party shall forward, and shall cause its affiliates to forward, to the party entitled pursuant to this Section 10(c) to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 30 days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be; provided, however, that any such amounts payable
                               --------  -------
pursuant to this Section 10(c) shall be net of any Tax cost ant to this Section 10(c) and its affiliates attributable to the receipt of such refund, credit or offset to Tax and/or the payment of such amounts pursuant to this Section 10(c). The Buyer and the Sellers shall treat any amounts payable pursuant to this
Section 10(c) as an adjustment to the Purchase Price unless a final determination (which shall include the execution of a Department of the Treasury Model From SC 2845 or successor form) causes any such payment not to be treated as an adjustment to the Purchase Price for Puerto Rico income Tax purposes.

          (d) The Sellers shall file any amended or unitary Tax Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Secretary for such taxable years as finally determined; provided, however, that no such Tax Return shall be filed
                       --------  -------
without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

          (e) Each of the Parent, the Buyer and the Sellers shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party or parties in writing not later than (i) ten business days after the receipt of any notice of any Audit or (ii) fifteen business days prior to the settlement or final determination of any Audit for which it was responsible pursuant to Section 10 hereof which could affect the Tax liability of such other party for any taxable year.

          11.  Termination.  (a)   Anything contained herein to the contrary
               -----------
notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

               (i) by mutual written consent of the Representatives and the Buyer;

               (ii) by the Representatives, on the one hand, or the Parent and the Buyer, on the other hand, if the Closing does not occur on or prior to March 31, 1998; provided, however, that the right to terminate this Agreement pursuant
          --------  -------
to this Section 11(a)(ii) shall not be available to the Representatives, on the one hand, or the Parent and the Buyer, on the other hand, as the case may be, if the terminating party has failed to perform in any material respect any of its obligations under this Agreement; or

               (iii) if any Governmental Entity shall have issued a judgment, order or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of the Shares or any of the other transactions contemplated by this Agreement, and such judgment, order or decree or other action shall have become final and nonappealable.

          (b) In the event of termination by the Representatives or the Buyer pursuant to this Section 11, written notice thereof setting forth the reasons therefore shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein: (i) the Parent and the Buyer shall return all documents and other materials received from the Sellers or the Company or its Subsidiaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Representatives; and (ii) all confidential information received by the Parent and the Buyer with respect to the business of the Company and its Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11, this Agreement shall become void and of no further force or effect, except for the provisions of (i)
Section 6(a) relating to the obligation of the Parent and the Buyer to keep confidential certain information and data obtained by them, (ii) Section 6(h) relating to the obligation of the Parent to guarantee the Buyer's obligations hereunder, (iii) Section 7(b) relating to publicity, (iv) this Section 11 and
(v) Section 13 relating to certain expenses. Nothing in this Section 11 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          12.  Survival of Representations and Warranties.  The representations
               ------------------------------------------
and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Sections 9(b) and (c) and shall terminate at the close of business on the date which is two (2) years from the Closing Date, except as follows:

          (a) in the case of Sections 3(i), 3(o), 3(s) and 4(f) such representations and warranties shall terminate when the applicable statute of limitations has expired; and

          (b) in the case of Sections 3(b) and 3(e), such representations and warranties shall not terminate.

          13.  Expenses.  Whether or not the transactions contemplated hereby
               --------
are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that (a) all expenses (including, but not limited to, any downpayment, deposit or other amount which may be subject to forfeiture) incurred by the Company or its affiliates related to the Fajardo Acquisition, if such transaction is not consummated by the Company or its Subsidiaries pursuant to the instructions of the Parent or the Buyer, shall be borne by the Parent or the Buyer and (b) all expenses related to obtaining (i) the Additional Insurance shall be borne as set forth in Section 7(g) and (ii) title insurance shall be borne as set forth in
Section 8(c)(v).

          14.  Miscellaneous.
               -------------

          (a)  No Third-Party Beneficiaries.  This Agreement is for the sole
               ----------------------------
benefit of the parties signatory hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties signatory hereto and such assigns, any legal or equitable rights hereunder.

          (b)  Amendment or Waiver.  No amendment, modification or waiver in
               -------------------
respect of this Agreement shall be effective unless it shall be in writing and signed by the Buyer and the Representatives (on behalf of themselves and the other Sellers).

          (c)  Headings.  The headings contained in this Agreement, or in any
               --------
Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d)  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

          (e)  Certain Additional Definitions.  (i)  For the purposes of this
               ------------------------------
Agreement "to the knowledge of" shall mean to the actual knowledge of the Company's Chairman and President and (ii) the term "Agreement" shall mean this Stock Purchase Agreement plus the exhibits and schedules attached hereto.

          (f)  Assignment; Binding Effect.  This Agreement and the rights and
               --------------------------
obligations hereunder shall not be assignable or transferable by any Seller or the Parent or the Buyer (including by operation of law in connection with a merger, or sale of substantially all the assets, or any dissolution, of the Parent or the Buyer or any Seller) without the prior written consent of the Parent or the Buyer or the Representatives (for themselves or on behalf of the other Sellers), as the case may be; provided, however, that the Buyer may
                                    --------  -------
(subject to Section 6(h)) assign its right to purchase the Shares hereunder to a wholly-owned subsidiary of the Parent without the prior written consent of any Seller and any Seller may assign its right to sell the Shares owned by it to a duly organized and existing trust organized for the benefit of such Seller without the prior written consent of the Parent or the Buyer; provided further,
                                                      -------- -------
however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 14(f) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          (g)  Notices.  All notices or other communications required or
               -------
permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)  if to any of the Sellers, to the respective addresses noted on
Schedule 1(a) hereto, with a copy to each of the Representatives, Juan L. Cruz Rosario and Milton Cruz, at the respective addresses noted on Schedule 1(a) hereto,

          and a copy to:

               Brown & Wood LLP
               One World Trade Center
               58th Floor
               New York, New York 10048
               Telecopy No.:  (212) 839-5599
               Attention:  Lori Anne Czepiel, Esq.,

          and a copy to:

               Fiddler Gonzalez & Rodriguez LLP
               Chase Manhattan Bank Building
               Eighth Floor
               San Juan, Puerto Rico  00918
               Telecopy No.:  (787) 754-7539
               Attention:  Rafael Cortes Dapena, Esq., and

          (ii) if to the Parent or the Buyer,

               Universal Health Services, Inc.
                         or
                         --
               UHS of Puerto Rico, Inc.
               c/o Universal Health Services, Inc.
               Universal Corporate Center
               367 South Gulph Road
               King of Prussia, PA  19406
               Telecopy No.:  (610) 992-4566
               Attention:  General Counsel,

          with a copy to:

               Fulbright & Jaworski L.L.P.
               666 Fifth Avenue
               New York, NY  10103
               Telecopy No:  (212) 752-5958
               Attention:  Anthony Pantaleoni, Esq.,

or such other address as any party may from time to time specify by written notice to the other parties hereto.

          (h)  Entire Agreement.  This Agreement, the Escrow Agreement and the
               ----------------
Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Escrow Agreement or in the Confidentiality Agreement. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Sellers herein, the Sellers make no representation or warranty to the Parent and the Buyer with respect to: (i) Fajardo; (ii) Arecibo Surgical Center; (iii) items set forth in Section 3(j)(ix) hereto; (iv) any projections, estimates or budgets heretofore delivered to or made available to the Parent and the Buyer of future revenues, expenses or expenditures or future results of operations of the Company or its Subsidiaries; or (v) except as expressly covered by a representation and warranty contained in Section 3 hereof, any other information or documents (financial or otherwise) made available to the Parent and the Buyer or their counsel, accountants or advisers with respect to the Company.

          (i)  Severability.  If any provision of this Agreement (or any portion
               ------------
thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          (j)  Interpretation.  In this Agreement, unless the context otherwise
               --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          (k)  Consent to Jurisdiction.  The Parent, the Buyer and the Sellers
               -----------------------
irrevocably submit to the exclusive jurisdiction of the Federal District Court for the District of Puerto Rico for the purposes of any suit, action or other proceeding arising out of this Agreement, the Escrow Agreement or any transaction contemplated hereby or thereby or, if such suit, action or other proceeding may not be brought in such Federal court for jurisdictional reasons, then in the Court of First Instance of the Commonwealth of Puerto Rico. The Parent, the Buyer and the Sellers agree to commence any action, suit or proceeding relating hereto in the Federal District Court for the District of Puerto Rico or, if such suit, action or other proceeding may not be brought in such Federal court for jurisdictional reasons, then in the Court of First Instance of the Commonwealth of Puerto Rico. The Parent, the Buyer and the Sellers further agree that service of any process, summons, notice or document by registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Puerto Rico with respect to any matters to which it has submitted to jurisdiction in this
Section 14(k). The Parent, the Buyer and the Sellers irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby in the Federal District Court for the District of Puerto Rico (or, if unavailable as set forth above, then in the Court of First Instance of the Commonwealth of Puerto Rico) and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (l)  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the internal laws of the Commonwealth of Puerto Rico.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

UNIVERSAL HEALTH SERVICES, INC.           UHS OF PUERTO RICO, INC.


By: /s/ RICHARD C. WRIGHT                 By: /s/ RICHARD C. WRIGHT
   -------------------------                 -------------------------
   Name: Richard C. Wright                   Name: Richard C. Wright
   Title: Vice President                     Title: Vice President

STOCKHOLDERS:                             SPOUSES OF STOCKHOLDERS, AS
                                          APPLICABLE:


/s/ RAFAEL A. BRITO ARACHE                /s/ CARMEN N. BRITO
---------------------------------         ------------------------------------
Rafael A. Brito Arache                    Carmen M. Brito


/s/ FRANCISCO ARRIETA                     /s/ LYDIA R. ARRIETA
---------------------------------         ------------------------------------
Francisco Arrieta                         Lydia R. Arrieta


/s/ ANA MARIA CADILLA                              N/A
---------------------------------         ------------------------------------
Ana Maria Cadilla                                  N/A


/s/ JOSE A. SOBRINO-CATONI                /s/ MARIA A.N. SOBRINO
---------------------------------         ------------------------------------
Jose A. Sobrino-Catoni                    Maria A.N. Sobrino


/s/ IGNACIO ECHENIQUE                     /s/ MARY ELLEN C. ECHENIQUE
---------------------------------         ------------------------------------
Ignacio Echenique                         Mary Ellen C. Echenique


/s/ VICTOR GONZALEZ                       /s/ MARIA N.E. GONZALEZ
---------------------------------         ------------------------------------
Victor Gonzalez                           Maria N.E. Gonzalez


/s/ OCTAVIO JORDAN                                 N/A
---------------------------------         ------------------------------------
Octavio Jordan                                     N/A

/s/ FERNANDO L. LONGO                     /s/ CONCEPCION Q. LONGO
---------------------------------         --------------------------------------
Fernando L. Longo                         Concepcion Q. Longo


/s/ PEDRO M. MAYOL                        /s/ NOHEMI U. MAYOL
---------------------------------         --------------------------------------
Pedro M. Mayol                            Nohemi U. Mayol


/s/ ANGEL OQUENDO                         /s/ MARIA DEL C.V. OQUENDO
---------------------------------         --------------------------------------
Angel Oquendo                             Maria del C.V. Oquendo


/s/ ISABEL OYOLA                                   N/A
---------------------------------         --------------------------------------
Isabel Oyola                                       N/A


/s/ WILLIAM MIRANDA-REYES                 /s/ NELLY C. MIRANDA
---------------------------------         --------------------------------------
William Miranda-Reyes                     Nelly C. Miranda


/s/ HECTOR L. RIVERA (IRA)                         N/A
---------------------------------         --------------------------------------
Hector L. Rivera                                   N/A


/s/ JUAN L. CRUZ-ROSARIO                  /s/ PETRITA T. CRUZ
---------------------------------         --------------------------------------
Juan L. Cruz-Rosario                      Petrita T. Cruz


/s/ JOSE A. SEGARRA                       /s/ MABEL G. SEGARRA
---------------------------------         --------------------------------------
Jose A. Segarra                           Mabel G. Segarra


/s/ JULIO E. SIMONS                       /s/ JANET G. SIMONS
---------------------------------         --------------------------------------
Julio E. Simons                           Janet G. Simons


/s/ JOSE J. RIVERA-VALDES                 /s/ TERESITA O. RIVERA
---------------------------------         --------------------------------------

Jose J. Rivera-Valdes                     Teresita O. Rivera


/s/ JOSE F. GUZMAN-VIRELLA                /s/ FRANCES C. GUZMAN
---------------------------------         -------------------------------------
Jose F. Guzman-Virella                    Frances C. Guzman


/s/ RODOLFO A. CATINCHI                   Estate of Anthony Mark
---------------------------------
Rodolfo A. Catinchi, as Trustee
for Maria T. Mella Catinchi
                                          By: /s/ ELIZABETH VIVERITO
                                             ----------------------------------
                                            Name: Elizabeth Viverito
/s/ RODOLFO A. CATINCHI                     Title: Authorized Representative
---------------------------------
Rodolfo A. Catinchi, as Trustee
for Juan R. Mella Catinchi                By and Further Acknowledged By the
                                          Following Beneficiaries of the Estate:


                                          /s/ ELIZABETH VIVERITO
                                          --------------------------------------
                                          Elizabeth Viverito


                                          /s/ ANTHONY MARK
                                          --------------------------------------
                                          Anthony Mark


                                          /s/ MELISSA MARK
                                          --------------------------------------
                                          Melissa Mark


                                          /s/ RANDOLF MARK
                                          --------------------------------------
                                          Randolf Mark


                                          /s/ JUDITH I. MARK
                                          --------------------------------------
                                          Judith I. Mark